SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to Form SB-2
On Form S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INFOBIONICS INCORPORATED
(Exact name of Registrant as specified in its charter)

Minnesota	7371	41-1980245
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Code Classification Number)	(I.R.S. Employer Identification No.)

756 Goodrich Avenue
Saint Paul, Minnesota 55105
Tel: (651) 221-0965
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices )

John Bjelland
Chairman and Chief Executive Officer
Infobionics Incorporated
756 Goodrich Ave
Saint Paul, Minnesota 55105
Tel: (651) 221-0965
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Kevin J. Keenan, Esq.
Law Offices of Kevin J. Keenan
523 W. 6 th Street, Suite 626
Los Angeles, California 90014
Tel: (213) 488-0942

Approximate date of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier of the effective registration statement for the offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)

Common Stock, no par value (4)	4,505,250 shares	$1.00	$4,505,250	$177.06
Common Stock Underlying Warrants (Callable)(5)	2,307,868 shares	$1.00	$2,307,868	$90.71
Common Stock Underlying Warrants (Non-Callable)(6)	2,911,993 shares	$1.00	$2,911,993	$114.44
Total (6)	9,725,111 shares	—	$9,725,111	$382.21

(1)
Includes shares of our Common Stock, no par value, which may be offered pursuant to this Registration Statement and shares issuable upon exercise of callable and non-callable warrants to purchase shares of our Common Stock.

(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended, based on the recent per share price of the Company’s common stock.

(3)	The amount of the registration fee is $39.30 per million dollars pursuant to the SEC’s Fee Rate Advisory revised December 2007.

(4)
Consists of 4,027,500 shares of Common Stock issued in a private placement which closed December 21, 2007; 402,750 shares of Common Stock issued to our placement agent in connection with the private placement; and 75,000 shares of Common Stock issued to the Company’s initial customer.

(5)
Consists of 2,013,750 shares of Common Stock which we will issue upon exercise of callable warrants we issued in a private placement which closed December 21, 2007; and 294,118 shares of Common Stock which we will issue upon exercise of callable warrants we issued to the Company’s initial customer. The warrants are exercisable at $2 per share and expire 42 months after the date of issuance. The warrants are callable by the Company on or after September 1, 2008 if certain conditions are met.

(6)
Consists of 2,013,750 shares of Common Stock which we will issue upon exercise of non-callable warrants we issued in a private placement which closed December 21, 2007; 604,125 shares of Common Stock which we will issue upon exercise of non-callable warrants we issued to our private placement agent in connection with the private placement; and 294,118 shares of Common Stock we will issue upon exercise of non-callable warrants we issued to our initial customer. The warrants are exercisable at $4 per share and expire 42 months after the date of issuance. The warrants are not callable by the Company.

(7)
The number of shares issuable upon exercise of the warrants is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar events as specified in the terms of the notes. Therefore, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such number of additional securities to be offered or issued in connection with the exercise of the warrants in order to prevent dilution resulting from stock splits, stock dividends and certain other events.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST __, 2008

INFOBIONICS INCORPORATED
Up to 9,725,111 Shares of Common Stock

The Selling Security Holders of Infobionics Incorporated listed in the Section of this Prospectus entitled, “Selling Security Holders”, or their transferees, may dispose of (the “Offering”) the following shares of our common stock (the “Common Stock”) under this Prospectus, for each of their own accounts:

•	Up to 4,027,500 shares of Common Stock issued in a private placement between October 10, 2006 and December 21, 2007 (the “Private Placement”);

•	Up to 402,750 shares of Common Stock issued to our placement agent for the Private Placement;

•	Up to 75,000 Shares of Common Stock issued to our initial customer.

•	Up to 2,013,750 shares of Common Stock which we will issue upon exercise of callable warrants we issued in the Private Placement;

•	Up to 294,118 shares of Common Stock which we will issue upon exercise of callable warrants we issued to our initial customer;

•	Up to 2,013,750 shares of Common Stock which we will issue upon exercise of non-callable warrants we issued in the Private Placement;

•	Up to 604,125 shares of Common Stock which we will issue upon exercise of non-callable warrants we issued to our placement agent for the Private Placement; and

•	Up to 294,118 shares of Common Stock which we will issue upon exercise of non-callable warrants we issued to our initial customer.

The number of shares covered by this Prospectus includes shares of Common Stock that are issuable upon the exercise of certain warrants. The Selling Security Holders may sell their shares of our Common Stock at prevailing market rates once our shares of Common Stock are quoted on the OTC Bulletin Board, or at privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. The offering price of $1.00 per share is based on the last sales price of our Common Stock under our Private Placement which we closed on December 21, 2007 and does not have any relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any material revenues to date, the price of our Common Stock is not based on past earnings, nor is the price of our Common Stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our Common Stock is presently not traded on any market or securities exchange and, as of the date of this Prospectus, we have not applied for listing or quotation on any public market. See also, “Plan of Distribution.”

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK

Investing in the Common Stock covered by this Prospectus is highly speculative and involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. Please see the “Risk Factors” section beginning on page 3 of this Prospectus which describes the specific risks associated with an investment in Infobionics as well as with these particular securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

Please read this Prospectus carefully. It describes our Company, and our finances and products. Federal and state securities laws require that we include in this Prospectus all the material information that you will need to make an investment decision.

We have not authorized anyone to provide you with information that is different from that which is contained in this Prospectus.

The date of this Prospectus is August __, 2008

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	3
FORWARD LOOKING STATEMENTS	11
PLAN OF DISTRIBUTION	12
SELLING SECURITY HOLDERS	14
AVAILABLE INFORMATION	21
DESCRIPTION OF OUR BUSINESS	22
OUR CELLULAR DATABASE MANAGEMENT SYSTEM	28
THE MARKET FOR CDBMS	36
DESCRIPTION OF PROPERTY	42
USE OF PROCEEDS	42
DILUTION	42
DETERMINATION OF OFFERING PRICE	42
LEGAL PROCEEDINGS	42
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	43
MANAGEMENT	51
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	57
EXECUTIVE COMPENSATION AND OTHER MATTERS	58
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	61
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	63
DESCRIPTION OF SECURITIES	65
INDEMNIFICATION OF OFFICERS AND DIRECTORS	66
INTEREST OF NAMED EXPERTS AND COUNSEL	67
LEGAL OPINION	68
EXPERTS	69
INFOBIONICS FINANCIAL STATEMENTS	F-1
INFORMATION NOT REQUIRED IN PROSPECTUS	II-1

Until November __, 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Unless the context otherwise requires, the terms “we,” “our,” “Infobionics” and “the Company” refer to Infobionics Incorporated, a Minnesota corporation.

PROSPECTUS SUMMARY

Our Company

We are a privately-held Minnesota corporation incorporated on July 10, 2000. As of the date of this Prospectus, we have 135 shareholders of record. Our current ownership is concentrated in our four (4) founding shareholders (the “Founders”), who collectively own, as of the date of this Prospectus, 47.6% of the total issued and outstanding shares of our common stock. Our offices are located in Eden Prairie and St Paul, Minnesota.

Our Business

We are engaged in the business of researching, developing, manufacturing, marketing, and eventually selling commercially, database technology for computer information processing in the commercial marketplace. We refer to this technology as the Infobionics Cellular Database Management System (“CDBMS”), or a “5th Generation Data Management Technology.” As a 5 th Generation Data Management Technology, CDBMS is really a superset of the four major commercial database technologies that have preceded it: (i) the hierarchical databases of the 1950’s (IMS); (ii) the network databases of the 1960’s (IDMS); (iii) the relational databases of the 1970’s (Oracle, Sybase, DB2); and (iv) the object-oriented databases of the 1990’s (Objectivity).

Our first CDBMS product is in the beta (testing) stage. Release 1 of our product has been completed and delivered to customers for evaluation in June 2008. The Release 1 beta product is an early stage product and was given to potential customers for the purpose of gaining immediate feedback on product function, features and performance. Release 2 of our CDBMS product is currently under development and we anticipate that it will be delivered to customers for evaluation in or around September 2008. Release 2 will incorporate product enhancements request by a potential customer along with functional and performance enhancements. We cannot market our CDBMS product and gain additional customers until the beta testing has been completed and our product is fully developed. It is uncertain when this will occur, if at all. Furthermore, there is no assurance that, when fully developed and we are able to commence marketing activities, the product will gain market acceptance. Failure to complete the development of our product on a timely basis (or at all) or inability to gain market acceptance of our product will have a material adverse effect on our business, financial condition and results of operations. See “Our Cellular Database Management System” beginning on page 29 of this Prospectus for a more detailed discussion of our Product and its development.

We have generated revenues of $154,938 in 2007 and $275,000 in 2006 resulting from customer testing and development of our CDBMS product. All of this revenue came from two customers only, one of which is a stockholder of the Company. See “Introduction” in “Our Cellular Database Management System” for a discussion of our product development. In addition, see “Liquidity and Capital Resources” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of funds needed over the next 12 months in order to continue developing and to market the product.

Although there can be no assurances, based on our research and the opinions of experts in the field of data management with whom we have consulted, we believe that the CDBMS innovation could be one of the most important and economically significant data management products in 30 years. Substantial improvements in performance, flexibility, ease and speed of configuration and cost of ownership are the keys to its disruptive capability. We have received two patents from the U.S. Patent Office covering an aggregate of 26 patentable claims for the cellular database design incorporated into CDBMS.

Our goal is to become a dominating force in the database market for managing intelligence and computational processes involving complex data management and information analysis where current database technologies cannot match the capabilities of our product. Such opportunities occur in: business intelligence, governments (defense), biotech and life sciences and intelligence management. We further seek to penetrate legacy markets through the ability to absorb existing databases and their applications and still preserve existing investments in current information management assets.

Our Product - The Infobionics Cellular Database Management System (CDBMS)

We have designed CDBMS to be a simple, fast, elegant and highly functional database that incorporates a novel “cellular design” mimicking some of the functions of neurons and synapses found in the human brain in order to emulate the brain’s storage, search and retrieval of data capability. Similar to the mechanics of the brain, the technology functions by placing small amounts of data in individual information cells, and then linking this data through specialized link cells that connect data into sets that are associated by certain characteristics. Unlike any other database technology commercially available today of which we are aware, this technology keeps data and relationships separate, which allows users the flexibility to revise and add data and relationships with ease, without compromising the integrity of access to the data or the database performance, and also allows data to belong to many sets simultaneously.

CDBMS is built upon a radically different database design from what is commercially available today. It is far more dynamic and readily adapts to understand and store data without predefined organization ( e.g., static data tables), which we believe constricts functionality of current database technologies. CDBMS is agile, flexible and does not need or use long drawn-out design procedures. There are no tables and no fixed data structures to normalize, and the technology works to combine or eliminate redundancies. CDBMS has the potential to manage digital data of any size and any format with equal facility, including numbers, text, video, voice and graphics, and will accommodate emerging formats as well. An integrated data dictionary provides associative properties to link, relate, categorize and search all digital data.

The first version of our product will run on top of existing databases while the future product is targeted to be a complete stand-alone product. The future product is a stand-alone release that will take longer to develop, yet will yield impressive gains in performance and functionality that the Company believes will be in demand in the future.

The Private Placement

Beginning in October 2006 and continuing until December 21, 2007, we offered (the “Private Placement”), through Mercer Capital Ltd., a Texas Partnership (the “Placement Agent”), One Million One Hundred Twenty-Five Thousand (1,125,000) units of our equity securities at Four Dollars ($4.00) per unit to accredited investors (as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”), for a maximum offering amount of Four Million Five Hundred Thousand Dollars ($4,500,000). Each unit (a “Unit”) consisted of four (4) shares of Common Stock, two (2) callable warrants, each of which entitles the holder thereof to purchase one (1) share of Common Stock and is exercisable for a period of forty-two (42) months after the termination of the Private Placement at two dollars ($2.00) per share (the “Callable Warrants”, and two (2) non-callable warrants, each of which entitles the holder thereof to purchase one (1) share of Common Stock and is exercisable for a period of forty-two (42) months from the date of issuance at four dollars ($4.00) per share (the “Non-Callable Warrants”, and together with the Callable Warrants, the “Investor Warrants”). The Callable Warrants are callable by the Company at any time after September 1, 2008 if certain conditions are satisfied, including, without limitation, if the value of a share of the Company’s Common Stock equals or exceeds Two Dollars ($2.00) per share. We raised a total of $4,027,500 in the Private Placement.

Registration of Securities

In accordance with the terms of the Private Placement, if we raised a minimum of Four Million Dollars ($4,000,000) in the Private Placement, then within six (6) months after the date on which the Company raised this amount, we were required to file with the SEC a resale registration statement (the “Registration Statement”) covering the securities underlying the Units sold in the Private Placement and the shares underlying the Investor Warrants and the warrants issued to the Placement Agent. As of June 30, 2007, we had raised $4,027, 500 in the Private Placement. Accordingly, we were required to file the Registration Statement of which this Prospectus is a part by no later than December 31, 2007. We filed the Registration Statement on December 31, 2007. Furthermore, pursuant to the terms of the Private Placement and as agreed to with the Placement Agent, the Registration Statement must be declared effective by the SEC by no later than September 15, 2008 (subject to extension by the Placement Agent) or the purchase price of the Investor Warrants will be reduced by 25% for each 30 day period or part thereof that the Registration Statement is not declared effective by the SEC.

RISK FACTORS

In addition to the other information in this Prospectus or included with this Prospectus, you should consider carefully the following factors in evaluating Infobionics and our business before purchasing Common Stock:

Risks Related to an Investment in Our Common Stock

a.  It may be difficult for you to resell the Common Stock due to a lack of an established public trading market.

There presently is no public trading market for the Common Stock, we have not applied for a trading symbol or quotation, and it is unlikely that an active public trading market can be established or sustained for an extended period of time. We intend to locate a market maker and apply to have the Common Stock quoted on the OTC Bulletin Board upon effectiveness of the Registration Statement of which this Prospectus is a part. However, there can be no assurance that this will occur. Until there is an established trading market, holders of the Common Stock may find it difficult to sell their stock or to obtain accurate quotations for the price of the Common Stock. If a market for the Common Stock does develop, the stock price may be volatile.

b.  If you purchase shares of Common Stock, you run the risk of losing your entire investment.

Only persons who can bear the economic risk of their investment for an indefinite period of time and can afford the total loss of their investment in Common Stock should consider the purchase of shares of Common Stock.

c.  The Common Stock price may be subject to significant volatility that could result in losses to investors.

A variety of factors could cause the price of  Common Stock to fluctuate, perhaps substantially, including: announcements of developments related to our business; fluctuations in the operating results and order levels of Infobionics or its competitors’; general conditions in the computer industry or the worldwide economy; announcements of technological innovations; new products or product enhancements from us or our competitors; changes in financial estimates by securities analysts; developments in patent, copyright or other intellectual property rights; developments in our relationships with our customers, distributors and suppliers; legal proceedings brought against the Company or its officers; and significant changes in our senior management team. In addition, in recent years the stock market in general, and the market for shares of equity securities of many high technology companies in particular, have experienced extreme price fluctuations which have often been unrelated to the operating performance of those companies. Such fluctuations may adversely affect the market price of our Common Stock and the value of your investment in the Company.

d.  You may experience difficulty selling shares of Common Stock because broker-dealers may be discouraged from effecting transactions in Common Stock shares as they are considered penny stocks and are subject to the penny stock rules.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), impose sales practice and disclosure requirements on NASD broker-dealers who make a market in "penny stocks". A penny stock generally includes any non-Nasdaq equity security that has a market price of less than $5.00 per share. The Common Stock is not traded on NASDAQ or on any other exchange, and it currently is not quoted on the OTC Bulletin Board or "OTC/BB". Following the date that the Registration Statement in which this Prospectus is included becomes effective, we hope to find a broker-dealer to act as a market maker for the Common Stock and file on our behalf with the NASD an application on Form 15c(2)(11) for approval for the Common Stock to be quoted on the OTC/BB. As of the date of this Prospectus, we have not engaged a market maker to file such application for us. If we are successful in finding such a market maker and successful in applying for quotation on the OTC/BB, it is very likely that the Common Stock will be considered a "penny stock". In that case, purchases and sales of shares of Common Stock will be generally facilitated by NASD broker-dealers who act as market makers for the shares of Common Stock. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the shares and impede your ability to sell shares of Common Stock in the secondary market.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

e.  Investors that need to rely on dividend income or liquidity should not purchase shares of Common Stock because we do not anticipate paying dividends in the foreseeable future and shares of Common Stock may be difficult for you to sell.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends on the Common Stock for the foreseeable future. Investors who need to rely on dividend income should not invest in the Common Stock, as any income would only come from any rise in the market price of the Common Stock, which is uncertain and unpredictable. Investors who require liquidity also should not invest in our Common Stock. There is no established trading market and should one develop, it will likely be volatile and subject to minimal trading volumes.

f.  Because we can issue additional shares of common stock at any time without shareholder approval, purchasers of Common Stock may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 40,000,000 shares of common stock. As of June 30, 2008, there were 12,605,510 shares of common stock issued and outstanding, including the Common Stock. Our Board of Directors has the authority to approve the issuance of additional shares of common stock without consent of any of our shareholders. Consequently, shareholders may experience more dilution in their ownership of Infobionics in the future.

g.  Since our officers and directors own a significant percentage of our issued and outstanding common stock, any future sales of their shares may result in a decrease in the price of the Common Stock and the value of your investment.

Our executive officers and directors currently own an aggregate of 7,728,696 shares (including shares owned by our Placement Agent with respect to which one of our Directors, Leonard Demers, could be deemed to be the beneficial owner) of the total 12,605,510 issued and outstanding shares of our common stock. Collectively, they own approximately 61.3% of our total outstanding shares of common stock. Our Founders (which includes some executive officers and other persons) collectively own approximately 47.6% of our total outstanding shares of common stock. Those shares of common stock which are owned by our executive officers and directors will be available for resale to the public in accordance with Rule 144 of the Act. Under Rule 144 as currently in effect, after certain holding periods are met, our executive officers and directors would be entitled to sell within any three month period a number of shares that does not exceed the greater of: 1% of the number of shares of our Common Stock then outstanding which, in this case, will currently equate to approximately 126,055 shares in the aggregate; or the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

The possibility of future sales of significant amounts of shares held by them could decrease the market price of the Common Stock if the marketplace does not orderly adjust to the increase in shares in the market. In such case, the value of your investment in the Company will decrease.

h.  The exercise price of our warrants and stock options may be substantially below the market price of the Common Stock at the time of exercise, which may cause dilution of the value of your investment in the Company and cause the price or your shares of Common Stock to decline.

We have warrants outstanding that are exercisable at exercise prices ranging from $0.12 per share to $4.00 per share. We also have stock options outstanding that are exercisable at $0.01 per share. Subject to certain exceptions, these conversion ratios and exercise prices are subject to downward adjustment in the event we issue additional shares of common stock at prices below the then-current conversion ratio or exercise price. Exercises of warrants and stock options are only likely to occur at such times as the exercise price is lower than the current market price for our common stock. Issuance of common stock at a price below our current market price would have a dilutive effect on current shareholders (including you if you invest in the Company) and could potentially have a negative impact on the price of the Common Stock.

Risks Related to Our Business.

a.  We have not completed the development of our CDBMS product. If we are unable to complete development of the product and gain market acceptance of the product, the value of your investment in the Company will be substantially impaired.

Our CDBMS product is in the beta (testing) stage. Release 1 of our product has been completed and delivered to customers for evaluation in June 2008. Although we have received positive feedback from customers with respect to the first release of our beta product, evaluation of our product by customers is in the initial stages and there is no assurance that the feedback will continue to be positive or that we will be able to continue developing the product and take it to market in the near future or any time at all. We cannot market our CDBMS product and gain additional customers until the beta testing has been completed and our product is fully developed. It is uncertain when this will occur, if at all. Furthermore, there is no assurance that, when fully developed and we are able to commence marketing activities, the product will gain market acceptance. Failure to complete the development of our product on a timely basis (or at all) or inability to gain market acceptance of our product will have a material adverse effect on our business, financial condition and results of operations.

b.  If we do not expand our customer base we will be unable to generate revenue and the value of your investment in the Company will be impaired.

The Company has generated revenues of only $154,938 in 2007 and $275,000 in 2006. All of this revenue has been generated by sales to only two customers, one of which is a shareholder of the Company (In-Q-Tel, Inc.). In order to generate sufficient revenues to be successful, we must significantly expand our customer base. There can be no assurance that our marketing efforts will be successful in attracting new customers or even that sales to our current customers will continue in the future. If we are unable to attract new customers and substantially increase revenues, our ability to continue operating our business would be adversely affected and the value of your investment in the Company will be impaired.

c.  We have a limited operating history, and, accordingly, you will not be able to examine our past performance in order to evaluate our ability to achieve our business objectives.

We were incorporated in Minnesota on July 10, 2000 and are now in the early stages of operations. We are subject to all of the risks inherent in an early stage business enterprise. We have only begun to generate revenue from the sale of our products (recently we generated revenue for services provided in connection with the In-Q-Tel Development Agreement; See “In-Q-Tel Development Agreement”). The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with an early stage business enterprise and the competitive environment in which we will operate. Since inception, our efforts have been limited primarily to assembling a management and operations team, developing our software products and attempting to form strategic relationships with potential customers and others. Our operating history is insufficient for an investor to rely on in making a judgment as to our future performance. We cannot be certain that our business strategy will be successful or that we will successfully implement such strategy.

d.  We have a history of incurring substantial losses and negative cash flow and do not expect to achieve profitability in the near future; accordingly, the price of the Common Stock is unlikely to increase and may decline.

Since inception, we have incurred substantial losses and experienced negative cash flow. Because we expect our losses to continue and increase as we expand our operations, we do not believe that we will achieve profitability in the foreseeable future. We expect our losses and negative cash flow to continue and increase as we continue to develop and market our products to meet market needs and incur sales and marketing expenses, increase our staff to undertake additional marketing, development and other activities necessary to achieve market momentum.

e.  Because our future operating results are unpredictable, there can be no assurance you will receive any return on your investment.

Due to our lack of operating history and the potentially disruptive nature of our CDBMS technology, it is not possible to accurately forecast our future revenues, or results of operations. We have no meaningful historical financial data upon which to base planned operating and capital expenditures, and our sales and operating results are difficult to forecast. A variety of factors may cause our future operating results to fluctuate significantly. Many of these factors are outside of our control. They include: (i) the successful completion and use of our products; (ii) the effectiveness of our sales and marketing efforts; (iii) market acceptance of our services and products; (iv) the amount and timing of our operating costs and capital expenditures; (v) introductions by our competitors of new or enhanced services or products; (vi) availability of sufficient financing on terms acceptable to us; (vii) changes in our management team and key personnel; and (viii) fluctuations in general economic conditions and economic conditions specific to our industry. One or more of these factors could materially and adversely affect gross margins and operating results in future periods. Given our stage of operations, there can be no assurance as to the attainability of the estimates provided herein, the reliability of the assumptions on which they are based, or that we will, at any point, attain profitability.

f.  The costs of software development can be high, which could affect our ability to realize profits from our development efforts.

We must continue to develop our software products before we can bring them to market. The costs associated with software are increasing, including the costs of recruiting and retaining engineering talent and acquiring or licensing new technologies. Our continued investment in new and existing market opportunities before our ability to generate revenue from these new opportunities might adversely affect our business, financial condition and results of operations.
g.  Because we anticipate a significant portion of our revenue may be derived from license royalties, our success, and the value of your investment, will be dependent upon the ability of our customers to develop and penetrate new markets successfully, among other things.

Because we anticipate that many of our products will be embedded in end-user products developed and marketed by our future customers, we anticipate that we will receive royalty fees for each copy of our products embedded in our customers’ products. Therefore, our anticipated royalty revenues depend both upon our ability to successfully negotiate royalty agreements with customers and, in turn, upon our customers’ successful commercialization of their underlying products. If our customers are not successful with their products or do not accurately report use of their products to us, our anticipated royalty revenues may be affected adversely.

h.  If we are unable to adequately protect the intellectual property underlying our products, our ability to compete and, accordingly, our potential for success, may be adversely impacted.

Our success is dependent upon the proprietary CDBMS technology contained in our products. Currently, we are pursuing patent protection to establish and protect our intellectual property rights in our technology and products. As of the date of this Prospectus, two (2) United States Patents (with an aggregate of 26 patentable claims) have been granted to the Company. We cannot be certain that the steps we are taking in this regard will adequately protect our rights, that others will not independently develop or otherwise acquire equivalent or superior technology, or that we can maintain our technology as trade secrets. In addition, discovery and investigation of unauthorized use of our intellectual property is difficult. Software piracy is difficult to detect and can be a persistent problem, particularly in those foreign countries where the laws may not protect our intellectual property as fully as in the United States. Employees, consultants and others who participate in the development of our products may breach their agreements with us regarding our intellectual property. We might not have adequate remedies for any such infringement or breach. Furthermore, the cost of prosecuting infringement claims could be significant, and no assurance can be given that we will have the financial ability to prosecute any such claims. Unauthorized use of our intellectual property could have a material adverse effect on our business, financial condition and results of operations.

i.  We anticipate requiring additional financing in early fiscal 2009. If we are unable to obtain all the financing we need our ability to continue developing our product and to market our product will be materially and adversely impacted. Should this occur, the value of your invesment will be impaired.

We will need additional capital for additional technical development on our product, sales and marketing operations, other operating expenses and for general corporate purposes in early fiscal 2009. Although our needs may change, we anticipate that we will require between $2.5 to $4.0 million in order to fund our operations over the next 12 months. We anticipate that we will initiate one or more additional funding rounds prior to the end of the first calendar quarter in 2009, although the timing and amount of any such additional funding are uncertain. If we are unable to obtain additional financing, we may not have sufficient capital to implement our business plan and fund operations. The failure to secure adequate financing could have a material adverse affect on our business, financial condition and results of operation.

j.  We are dependent upon our key personnel for future success, and any loss of key personnel could impair the value of your investment in the Company.

We are in the early stages of operations and our success may depend upon the experience, quality, and stability of current and future management. Our success to date has been highly dependent upon certain of our key management and technical personnel who have played key roles in the founding, development of technology and/or our promotion. The loss of the services of any of them could have a material adverse effect on our business, financial condition, and results of operations. All of our employees, including our executive officers, are “at-will” employees. As a result, either the Company or a particular employee can terminate his or her employment at any time. There can be no assurance that any of these persons will remain with us in the future due to circumstances within or outside of our control. In addition, competition for qualified personnel in general, and in the technology field in particular, is intense, and there can be no assurance that we will be able to hire or retain additional qualified personnel, including engineers and technical personnel. Any inability to attract and retain qualified personnel would have a material adverse effect on our business, financial condition and results of operations.

k.  Rapid growth may significantly strain the resources of the Company and negatively impact our ability to implement our business plan, which may impair the value of your investment in the Company.

If we are able to achieve rapid and successful market acceptance of our current and future products, we may undergo a period of rapid growth. This expansion may significantly strain management, financial, customer support, operational and other resources. To accommodate this anticipated growth, we are continuing to implement a variety of new and upgraded operating and financial systems, procedures and controls, including the improvement of our internal management systems. There can be no assurance that such efforts can be accomplished successfully. Any failure to expand these areas in an efficient manner could have an adverse effect on our business, operating results, and financial condition. Moreover, there can be no assurance that our systems, procedures and controls will be adequate to support our future operations.

l.  We intend to become subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, which will require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs will negatively affect our ability to earn a profit.

Following the effective date of the Registration Statement in which this Prospectus is included, we will be required to file periodic reports with the SEC pursuant to the Exchange Act and the rules and regulations under that Act. In order to comply with such requirements, our independent registered auditors will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major affect on the amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit.

m.  If our disclosure controls and procedures and our internal control over financial reporting are not effective, the price of our stock may be adversely affected.

While we believe we currently have adequate internal control over financial reporting, we cannot guarantee that our disclosure controls and procedures or our internal control over financial reporting will prevent all errors and fraud. In designing our control systems, management recognizes that any control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance of achieving the desired control objectives. Further the design of a control system must reflect the necessity of considering the cost-benefit relationship of possible controls and procedures. Because of inherent limitations in any control system, no evaluation of controls can provide absolute assurance that all control issues and instances of wrongdoing, if any, that may affect our operations, will be detected. These inherent limitations include the realities that judgments in decision-making can be faulty, that breakdowns can occur because of simple error or mistake and that controls may be circumvented by individual acts by some person, by collusion of two or more people or by management’s override of the control. The design of any control system also is based in part upon certain assumptions about the likelihood of a potential future event, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Because of the inherent limitations in cost-effective control systems, misstatements due to error or wrongdoing may occur and not be detected. Over time, it is also possible that controls may become inadequate because of changes in conditions that could not be, or were not, anticipated at inception or review of the control systems. Any breakdown in our control systems, whether or not foreseeable by management, could cause investors to lose confidence in the accuracy of our financial reporting and may have an adverse impact on our business and on the market price for the Common Stock.

Risks Related to Our Products and Our Market

a.  If our products do not become profitable or attain market acceptance, the value of your investment in the Company may be impaired.

In order to market our services and products successfully, we will need to build-out and demonstrate the feasibility of CDBMS, and enter into agreements, including, without limitation, software product licensing agreements, wholesale and/or joint venture agreements with strategic partners, third parties, and customers. There can be no assurance that we will be able to enter into such agreements on terms acceptable to us or that our products and services will be profitable. Our failure to finish and demonstrate the feasibility of our products, and maintain relationships with these parties may have a material adverse affect on our business, financial condition, and the results of operations. There can be no assurance that (i) our products will attain market acceptance, (ii) potential customers using competitive products will be willing to change to our products or (iii) that our future customers might not change to a competitor’s products.

b.  Our technology has not been fully tested in the commercial marketplace, and if it fails to perform in the market place, our ability to realize revenues and earnings will be substantially impaired.

The implementation of our technology and the future operation of our products are subject to completion of our CDBMS technology and execution of this technology in our products. No assurances can be given that (i) our products will perform adequately for our future customers, (ii) the development, operation and/or utilization of our products will not require items that have not yet been developed and/or that are not unreasonably expensive to develop, (iii) the development by us of the products will not result in material cost overruns, or (iv) the products will perform as expected. You should be aware that software is complex and requires all portions to be compatible.

c.  We face significant competition in the general database technology marketplace and, if our products are unable to compete effectively, the value of your investment in the Company may be impaired.

We will encounter competition in the markets where we will present our products. Our competitors are generally much better financed than we are, and may have or develop new technologies, services, and products that are superior to our products. In fact, some of our largest competitors are some of the largest companies in the world. Such developments could render our products less competitive or obsolete, and could have a material adverse affect on our business, financial condition, and the results of operations. We expect that competition will increase as technology improves and the market matures. There can be no assurances that we will be able to compete effectively against current or future competitors, succeed in adapting more rapidly and effectively to changes in technology, changes in the market or in developing or marketing products and services that will be widely accepted.

d.  Our software products could contain defects and could be subject to potential release delays, which could result in lost revenues and the inability to implement our business plan in a timely manner which, ultimately, will adversely impact the value of your investment in the Company.

Software products frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Although we have not experienced any significant adverse effects resulting from any such defects or errors to date, there can be no assurance that, despite testing by us and current and potential customers, defects and errors will not be found in current versions, new versions or enhancements after commencement of commercial shipments, resulting in loss of revenues, delay in market acceptance, or unexpected re-programming costs, which could have an adverse effect upon our business, operating results and financial condition. Additionally, if the release dates of any future Infobionics product line additions or enhancements are delayed or if, when released, the products fail to achieve market acceptance, our business, operating results, financial condition and cash flows would be adversely affected.

e.  The markets in which our products will compete could be subject to technological change, which may result in increased development costs, product obsolescence and our inability to realize revenues and earnings. Should this occur, the value of your investment in the Company will be adversely impacted.

The markets in which our products will compete may be subject to technological change, frequent introductions of new and enhanced products, changes in customer demands and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. Our future success will depend in part upon our ability to address the increasingly sophisticated needs of customers by developing new product functionality and enhancements that keep pace with technological developments, emerging industry standards and customer requirements.

Furthermore, there can be no assurance that our products will be perceived in the marketplace as technologically advantageous or that we will not experience difficulties that delay or prevent the sale of enhancements to existing products that meet with a significant degree of market acceptance. If the release dates of any future product enhancements, or new products are delayed or if when released they fail to achieve market acceptance, our business, operating results, and financial condition would be adversely affected.

f.  We are dependent on acceptance of our products as well as the growth of the market to be successful. If either or both of these should not occur, you may lose your entire investment in the Company.

We have not yet attempted to market our products broadly since we are continuing to develop our products. There can be no assurance that our products will be accepted in the marketplace or that, if accepted, the market for our products will continue to grow. If markets for our products fail to exist or grow more slowly than we currently anticipate, our business, operating results, and financial condition could be adversely affected.

FORWARD LOOKING STATEMENTS

Special Cautionary Notice Regarding Forward-Looking Statements and Risk Factors

This Prospectus contains certain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	the current economic environment affecting us and the markets we serve;

•	sources of revenue and anticipated revenue, including the contribution from the growth of new products and markets;

•	our estimates regarding our liquidity and capital requirements;

•	marketing and commercialization of our products;

•	our ability to attract customers and the market acceptance of our products, especially in the face of competition;

•	results of any future litigation;

•	plans for future products and services and for enhancements of existing products and services; and

•	our intellectual property.

When used in this Prospectus, the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend” and “expect” and similar expressions identify certain of such forward-looking statements. Although we believe that the assumption, plans, intentions and expectations underlying or reflected in such forward-looking statements contained herein are reasonable, any of the assumptions, plans, intentions and expectations could be inaccurate and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Actual results, performance or achievements could differ materially from historical results or those contemplated, expressed or implied by the forward-looking statements contained in this Prospectus. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this Prospectus, including under the heading “Risk Factors”. These forward-looking statements represent our estimates and assumptions only as of the date of this Prospectus. Except as required by law, we are not obligated and expressly disclaim any obligation, to update any forward-looking statements,  whether  as a result of new information, future events or otherwise.

PLAN OF DISTRIBUTION

The selling security holders (which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this Prospectus from a selling security holder as a gift, pledge, partnership distribution or other transfer) (the “Selling Security Holders”) may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded (if any) or in private transactions. These dispositions may be at fixed prices, at the prevailing market price for the shares, at prices related to such market price, at varying prices or at negotiated prices.

The Selling Security Holders may use any one or more of the following methods when disposing of shares of Common Stock or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares of Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales after the date the Registration Statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares of Common Stock at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Security Holders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “Act”), amending the list of Selling Security Holders to include the pledgee, transferee or other successors in interest as Selling Security Holders under this Prospectus. The Selling Security Holders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

In connection with the sale of the Common Stock or interests therein, the Selling Security Holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Security Holders may also sell shares of Common Stock short and deliver these securities to close out short positions entered into after the date the Registration Statement of which this Prospectus is a part is declared effective by the SEC, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Security Holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of Common Stock, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Security Holders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. The Company will not receive any proceeds from the sale of shares of Common Stock. Each of the Selling Security Holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Security Holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Security Holders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Act. Selling Security Holders who are “underwriters” within the meaning of Section 2(11) of the Act will be subject to the Prospectus delivery requirements of the Act.

To the extent required, the shares of Common Stock to be sold, the names of the Selling Security Holders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement that includes this Prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through brokers or dealers registered or licensed in these jurisdictions. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Security Holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Security Holders and their affiliates. In addition, we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the Selling Security Holders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act. The Selling Security Holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Act.

SELLING SECURITY HOLDERS

The Selling Security Holders are comprised of 113 accredited investors who purchased an aggregate of 1,006,875 Units in the Private Placement comprised of (i) 4,027,500 shares of our Common Stock, (ii) callable warrants for 2,013,750 shares of our Common Stock; and (iii) non-callable warrants for 2,013,750 shares of our Common Stock. In addition, the Selling Security Holders include (x) our Placement Agent which has been issued 402,750 shares of our Common Stock and non-callable warrants to purchase 604,125 Shares of our Common Stock in connection with the Private Placement; and (y) our initial customer and an affiliated entity  which, collectively, have been issued 75,000 shares of Common Stock, callable warrants for 294,118 shares of Common Stock and non-callable warrants for 294,118 shares of Common Stock.

The Units in the Private Placement were sold at a price of $4.00 per Unit.  We received a total of $4,027,500 in gross proceeds in the Private Placement.

The Common Stock is being offered by the named Selling Security Holders below. The table below assumes the exercise of all warrants to purchase Common Stock owned by the Selling Security Holders. Whether or not the warrants are exercised may depend on a number of factors. These factors include, but are not limited to, the other rights associated with the terms of the warrant agreements, whether there is a specific exemption to registration under federal and state securities laws for the exercise, and the specific exercise price of the securities held by each Selling Security Holder and its relation to the market price of the Common Stock.

The Selling Security Holders may, from time to time, offer and sell pursuant to this Prospectus, up to an aggregate of 4,505,250 shares of our Common Stock they now own, and an aggregate of 5,219,861 shares of our Common Stock issuable to the Selling Security Holders upon exercise of the warrants (callable and non-callable). The Selling Security Holders may, from time to time, offer and sell any or all of the shares of Common Stock that are registered under this Prospectus, although they are not obligated to do so.

We do not know when or in what amounts the Selling Security Holders may offer the shares of Common Stock described in this Prospectus for sale. The Selling Security Holders may decide not to sell any of the shares of Common Stock that this Prospectus covers. The Selling Security Holders may offer all or some of the shares pursuant to this Prospectus. For purposes of the following table, we have assumed that, after completion of the Offering, the Selling Security Holders will sell all of the securities that this Prospectus covers.

The table below presents certain information about persons for whom we are registering the shares of our Common Stock, registered pursuant to the Registration Statement of which this Prospectus is a part. The table lists as of the date of this Prospectus:

1.   the name of each Selling Security Holder;

2.   the number of shares each Selling Security Holder beneficially owns;

3.   how many shares of Common Stock the Selling Security Holder may dispose of under this Prospectus; and

4.   assuming each Selling Security Holder sells all the shares registered pursuant to the Registration Statement of which this Prospectus is a part, the number of shares of Common Stock each Selling Security Holder will beneficially own after completion of the Offering.

Beneficial ownership is determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied to us by the Selling Security Holders. Except as otherwise indicated, we believe that the persons or entities named in the table have sole voting and investment power with respect to all shares of the Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

We may require the Selling Security Holders to suspend the sales of the shares of Common Stock offered by this Prospectus upon the occurrence of any event that makes any statement in this Prospectus or the related Registration Statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We may amend or supplement this Prospectus from time to time in the future to update or change this list of Selling Security Holders and shares which may be resold.

		Common Stock Beneficially	Common Stock Issuable upon Exercise of	Total Shares of Common Stock Beneficially	Shares to be Registered in this	Beneficial Ownership After the Offering
	Selling Security Holder	Owned	Warrants	Owned	Offering	Shares	Percent
1	Joseph DeMaria	50,000	50,000	100,000	100,000	—	—
2	A White/C Taylor	25,000	25,000	50,000	50,000	—	—
3	Aaron Eiger	25,000	25,000	50,000	50,000	—	—
4	Anil C. Nalluri	12,500	12,500	25,000	25,000	—	—
5	Anthony Gennaro	25,000	25,000	50,000	50,000	—	—
6	Anthony Pesce	20,000	20,000	40,000	40,000	—	—
7	Becktoft Associates[1]	25,000	25,000	50,000	50,000	—	—
8	Brian Keller	12,500	12,500	25,000	25,000	—	—
9	Brownsville Urological[2]	25,000	25,000	50,000	50,000	—	—
10	Bruce Newell	50,000	50,000	100,000	100,000	—	—
11	Bruce/Susan Snyder	25,000	25,000	50,000	50,000	—	—
12	Car Craft Collision Works, Inc.[3]	20,000	20,000	40,000	40,000	—	—
13	Carmelo Luppino	100,000	100,000	200,000	200,000	—	—
14	Charles Lowden	50,000	50,000	100,000	100,000	—	—
15	Charles Stadterman	25,000	25,000	50,000	50,000	—	—
16	Christopher Southwick	75,000	75,000	150,000	150,000	—	—
17	Clarence Lynn	12,500	12,500	25,000	25,000	—	—
18	Joseph and Constance Costa	25,000	25,000	50,000	50,000	—	—
19	Constance Costa	50,000	50,000	100,000	75,000	—	—
20	Constantine Kostas	140,000	140,000	280,000	280,000	—	—
21	Dale Nevison	12,500	12,500	25,000	25,000	—	—
22	Darren Sieben	25,000	25,000	50,000	50,000	—	—
23	David Mcallister	50,000	50,000	100,000	100,000	—	—
24	Denise Mikalson	25,000	25,000	50,000	50,000	—	—
25	Don & Evelyn Stephens	15,000	15,000	30,000	30,000	—	—

1Phil Becktoft exercises voting and investment control of the shares held by Becktoft Associates and may be deemed to beneficially own all shares held by Becktoft Associates.

2Jose Villalobos, M.D., exercises voting and investment control of the shares held by Brownsville Urological and may be deemed to beneficially own all shares held by Brownsville Urological.

3 Burt S. Pesce exercises voting and investment control of the shares held by Car Craft Collision Works, Inc. and may be deemed to beneficially own all shares held by Car Craft Collision Works, Inc.

26	Donald Kibler	75,000	75,000	150,000	150,000	—	—
27	Doug Fore	40,000	40,000	80,000	80,000	—	—
28	Christopher Davis	12,500	12,500	25,000	25,000	—	—
29	Duane Papierniak	50,000	50,000	100,000	100,000	—	—
30	Eric Hayes	12,500	12,500	25,000	25,000	—	—
31	Estate of Marion Lieben[4]	200,000	200,000	400,000	400,000	—	—
32	Farzin Morena	50,000	50,000	100,000	100,000	—	—
33	Florence Mcallister	50,000	50,000	100,000	100,000	—	—
34	Francis Sousa	25,000	25,000	50,000	50,000	—	—
35	Frank Wendling	32,000	32,000	64,000	64,000	—	—
36	Gary Gallapo	30,000	30,000	60,000	60,000	—	—
37	Gene Zimmerman	12,500	12,500	25,000	25,000	—	—
38	Gregory Garafolo	20,000	20,000	40,000	40,000	—	—
39	Henry & Phebe Apgar	12,500	12,500	25,000	25,000	—	—
40	Herbert Braverman	25,000	25,000	50,000	50,000	—	—
41	Herbert VanderHeijden	100,000	100,000	200,000	200,000	—	—
42	Holt Apgar	12,500	12,500	25,000	25,000	—	—
43	Howard Freed	12,500	12,500	25,000	25,000	—	—
44	Howard V. Cordova	25,000	25,000	50,000	50,000	—	—
45	Jack Lippert	12,500	12,500	25,000	25,000	—	—
46	Jack W. Hoy	12,500	12,500	25,000	25,000	—	—
47	James Cerkleski	25,000	25,000	50,000	50,000	—	—
48	James Selander	12,500	12,500	25,000	25,000	—	—
49	Janet Neglia (Costa )	25,000	25,000	50,000	50,000	—	—
50	Jeffery Short	50,000	50,000	100,000	100,000	—	—
51	Jess Ramey Trust[5]	100,000	100,000	200,000	200,000	—	—
52	Jim Crow	12,500	12,500	25,000	25,000	—	—
53	Jim Kleinheinz	12,500	12,500	25,000	25,000	—	—
54	Joe Williams	12,500	12,500	25,000	25,000	—	—
55	John Rupe	25,000	25,000	50,000	50,000	—	—
56	John Wesolak	37,500	37,500	75,000	75,000	—	—
57	Jonathan &Angela White	17,500	17,500	35,000	35,000	—	—
58	Joseph & James Vitale	12,500	12,500	25,000	25,000	—	—
59	Joseph Sorota	12,500	12,500	25,000	25,000	—	—
60	Joseph Thomas, Jr.	25,000	25,000	50,000	50,000	—	—

4Harold Lieben, sole executor of the Estate of Marion Lieben, exercises voting and investment control of the shares held by the Estate of Marion Lieben and may be deemed to beneficially own all shares held by the Estate of Marion Lieben.

5Jess Ramey, the sole trustee of the Jess Ramey Trust, exercises voting and investment control of the shares held by the Jess Ramey Trust and may be deemed to beneficially own all shares held by the Jess Ramey Trust.

61	Joseph Williamson	12,500	12,500	25,000	25,000	—	—
62	Joseph Williamson IRA	12,500	12,500	25,000	25,000	—	—
63	Kane Hoffman	100,000	100,000	200,000	200,000	—	—
64	Kevin Sullivan	12,500	12,500	25,000	25,000	—	—
65	Klaus Peter Eichner	50,000	50,000	100,000	100,000	—	—
66	Larry Anderson	75,000	75,000	150,000	150,000	—	—
67	Larry Bilker	12,500	12,500	25,000	25,000	—	—
68	Larry Schmalz	12,500	12,500	25,000	25,000	—	—
69	Leonard Lewis	50,000	50,000	100,000	10,000	—	—
70	Leonard Shock	62,500	62,500	125,000	125,000	—	—
71	Marc A. Rotter	50,000	50,000	100,000	100,000	—	—
72	Marc Rotter	25,000	25,000	50,000	50,000	—	—
73	Margie Chassman	25,000	25,000	50,000	50,000	—	—
74	Marguerite Tracy	12,500	12,500	25,000	25,000	—	—
75	Mario Malpelli	25,000	25,000	50,000	50,000	—	—
76	Mark Corcoran	12,500	12,500	25,000	25,000	—	—
77	Mark Jarboe	12,500	12,500	25,000	25,000	—	—
78	Martin Corcoran	25,000	25,000	50,000	50,000	—	—
79	Melvin Gratz	25,000	25,000	50,000	50,000	—	—
80	Michael Grosser	25,000	25,000	50,000	50,000	—	—
81	Michael Robbins	50,000	50,000	100,000	100,000	—	—
82	Michael Stromsoe	100,000	100,000	200,000	200,000	—	—
83	Michael Watson	12,500	12,500	25,000	25,000	—	—
84	Nick Yarbrough	12,500	12,500	25,000	25,000	—	—
85	Perry Redeker	25,000	25,000	50,000	50,000	—	—
86	Peter Bohan	25,000	25,000	50,000	50,000	—	—
87	Phil Becktoft	25,000	25,000	50,000	50,000	—	—
88	Rashmika Patel	75,000	75,000	150,000	150,000	—	—
89	Raymond/Joan Huber	12,500	12,500	25,000	25,000	—	—
90	Renald Annelle	75,000	75,000	150,000	150,000	—	—
91	Richard Capitani	12,500	12,500	25,000	25,000	—	—
92	Robert Dettle	50,000	50,000	100,000	100,000	—	—
93	Robert Koopman	12,500	12,500	25,000	25,000	—	—

94	Robert Sautter	12,500	12,500	25,000	25,000	—	—
95	Robert Smith	25,000	25,000	50,000	50,000	—	—
96	Robert Woodson	12,500	12,500	25,000	25,000	—	—
97	Robert/Lisa Campbell	40,000	40,000	80,000	80,000	—	—
98	Ronald & Sharon Lehman	150,000	150,000	300,000	300,000	—	—
99	Ruben Rucker	12,500	12,500	25,000	25,000	—	—
100	Rudolph Vignone	12,500	12,500	25,000	25,000	—	—
101	Ted Hickman	12,500	12,500	25,000	25,000	—	—
102	Theodore Lutjen	28,000	28,000	56,000	56,000	—	—
103	Thomas Charles	125,000	125,000	250,000	250,000	—	—
104	Thomas Mcelroy	25,000	25,000	50,000	50,000	—	—
105	Timothy Howard	25,000	25,000	50,000	50,000	—	—
106	Vikramjeet Kumar	25,000	25,000	50,000	50,000	—	—
107	Vincent & Concetta Cafici JTWROS	75,000	75,000	150,000	150,000	—	—
108	Vito & Teresa Gargano JTWROS	50,000	50,000	100,000	100,000	—	—
109	Wayne & Chen Lin	50,000	50,000	100,000	100,000	—	—
110	Wayne Olsen	12,500	12,500	25,000	25,000	—	—
111	William Baker	25,000	25,000	50,000	50,000	—	—
112	William Cuda	12,500	12,500	25,000	25,000	—	—
113	William H. McCartney	50,000	50,000	100,000	100,000	—	—
114	Mercer Capital, Ltd.[6]	402,750	604,125	1,006,875	1,006,875
115	In-Q-Tel, Inc. [7]	56,250	441,177	497,427	497,427
116	In-Q-Tel Employees Fund, LLC[8]	18,750	147,059	165,809	165,809
	Total Shares	4,505,250	5,219,861	9,725,111	9,725,111	—	—

6 Leonard Demers, a member of our Board of Directors, exercises voting and investment control of the shares held by Mercer Capital, Ltd., and may be deemed to beneficially own all shares held by Mercer Capital, Ltd. In addition, Mercer Capital, Ltd., is a registered broker-dealer and may be deemed to be an underwriter.

7 Christopher Darby, Steve Bowsher, Troy Pearsall, Bruce A. Adams, Patrick Ciganer and Matthew Strottman, each of whom are officers of In-Q-Tel, Inc., exercise voting and investment control of the shares held by In-Q-Tel, Inc., and each may be deemed to beneficially own all shares held by In-Q-Tel, Inc.

8 Matthew Strottman, Chief Financial Officer of In-Q-Tel Employees Fund, LLC, exercises voting and investment control of the shares held by In-Q-Tel Employees Fund, LLC, and may be deemed to beneficially own all shares held by In-Q-Tel Employees Fund, LLC.

Private Placement

Beginning in October 2006 and continuing until December 21, 2007, the Company offered (the “Private Placement”), through Mercer Capital Ltd., a Texas Partnership (the “Placement Agent”), One Million One Hundred Twenty-Five Thousand (1,125,000) units of our equity securities at Four Dollars ($4.00) per Unit to accredited investors (as defined in Regulation D promulgated under the Act), for a maximum offering amount of Four Million Five Hundred Thousand Dollars ($4,500,000.00). Each unit (a “Unit”) consisted of four (4) shares of our common stock (the “Common Stock”), two (2) callable warrants, each of which entitles the holder thereof to purchase one (1) share of Common Stock and is exercisable for a period of forty-two (42) months after the termination of the Private Placement at two dollars ($2.00) per share (the “Callable Warrants”, and two (2) non-callable warrants, each of which entitles the holder thereof to purchase one (1) share of Common Stock and is exercisable for a period of forty-two (42) months from the date of issuance at four dollars ($4.00) per share (the “Non-Callable Warrants”, and together with the Callable Warrants, the “Investor Warrants”). The Callable Warrants are callable by the Company at any time after September 1, 2008 if certain conditions are satisfied, including, without limitation, if the value of a share of the Company’s common stock equals or exceeds Two Dollars ($2.00) per share. The Investor Warrants are subject to protection for stock splits, combinations and dividends and weighted average protection for issuance by the Company of capital stock without consideration or below the conversion price or fair market value except for (i) conversion of the shares of Common Stock underlying the Investor Warrants; or (ii) shares of common stock issued pursuant to employment agreements and the Company option plans in amounts that shall be mutually agreed to by the Company and the Placement Agent.

We raised a total of $4,027,500 in the Private Placement.

Resale Registration Statement

In accordance with the terms of the Private Placement, if we raised a minimum of Four Million Dollars ($4,000,000) in the Private Placement, then within six (6) months after the date on which the Company raised this amount, we were required to file with the SEC the Registration Statement covering the securities underlying the Units sold in the Private Placement including the shares underlying the Investor Warrants and the Placement Warrant (defined below). As of June 30, 2007, we had raised $4,027,500 in the Private Placement. Accordingly, we were required to file the Registration Statement of which this Prospectus is a part by no later than December 31, 2007. The Company filed the Registration Statement with the SEC on December 31, 2007.

Furthermore, if, after the Registration Statement has been filed, it has not been declared effective by the SEC by no later than September 15, 2008, then the exercise price of the Investor Warrants will be reduced by 25% for each 30 day period or part thereof that the Registration Statement is not declared effective by the SEC. However, if the Placement Agent, acting in good faith, determines that the Company has acted in a timely fashion with respect to filing and ensuring the effectiveness of the Registration Statement with the SEC, then the Placement Agent shall waive any reduction in the exercise price of the Investor Warrants that otherwise might apply.

Right of First Refusal

If and when the shares of the Company’s common stock have commenced trading in the public market (over-the-counter or otherwise), then the Company will not seek to raise any capital (debt or equity) for up to One Hundred Eighty (180) days after such trading begins, without first granting the investors in the Private Placement a right of first refusal (the “Right of First Refusal”) to purchase additional securities of the Company on the terms and subject to the conditions contained in any term sheet received by the Company in connection with the sale by the Company of additional securities within ten (10) business days of receipt by the Company of any such term sheet. The investors in the Private Placement will have ten (10) business days after being notified by the Company in which to exercise or decline to exercise this Right of First Refusal.

The Placement Agent

a.  Cash Compensation and Expenses. For its services in connection with the Private Placement, we have paid the Placement Agent the following consideration: (i) fees equal to Ten Percent (10%) of the aggregate gross proceeds received by us from the sale of Units ($402,750), and (ii) Three Percent (3%) of the aggregate gross proceeds received by us from the sale of Units as a non-accountable expense allowance ($120,825), for a total cash payment of $523,575.

b.  Shares.   We have issued the Placement Agent 402,750 shares of Common Stock, based on an aggregate of 4,027,500 Units sold in the Private Placement.

c.  The Placement Warrant. We also have issued to the Placement Agent a non-callable warrant (the “Placement Warrant”) to purchase an amount of shares of our Common Stock equal to Fifteen Percent (15%) of the aggregate number of Shares underlying the Units sold or 604,125 shares based on 4,027,500 shares underlying the Units sold in the Private Placement. The Placement Warrant is exercisable by the Placement Agent on a cashless basis at Two Dollars ($2.00) per share for a period of five (5) years from the termination of the Private Placement (December 21, 2007).

d.  Member of the Board of Directors. The Placement Agent has been granted the right to fill one (1) of the five (5) seats on our Board of Directors. That seat has been filled by Leonard Demers, President and Chief Executive Officer of the Placement Agent.

e.  Investment Banking Fee. We have paid the Placement Agent an investment banking fee (unrelated to this Offering) of Fifteen Thousand Dollars ($15,000).

Exemption from Registration

The Units in the Private Placement were offered and sold only in accordance with the exemption from the registration requirements of the Act, which is provided by Rule 506 of Regulation D promulgated thereunder ("Regulation D"). Sales of the Units were made only to "accredited investors" as that term is defined in Regulation D ("Qualifying Purchasers").

Generally, to be considered a Qualifying Purchaser an investor was required to come within one of the following categories:

a. Individuals. A Prospective Investor who (i) has an individual net worth or joint net worth with his or her spouse in excess of $1,000,000, or (ii) has individual income in excess of $200,000 in each of the previous two years and reasonably expects an individual income in excess of $200,000 this year or (iii) has joint income in excess of $300,000 in each of the previous two years and reasonably expects joint income in excess of $300,000 this year.

b. Entities. A Prospective Investor which is a corporation or a partnership, not formed with the specific purpose of acquiring the Units, which has total assets in excess of $5,000,000, or an organization described in Section 5Ol(c)(3) of the Internal Revenue Code of 1986, as amended.

c. Other. A Prospective Investor who otherwise qualifies as an "accredited investor" in accordance with the provisions of Regulation D of the Act.

AVAILABLE INFORMATION

This Prospectus is part of an amended Registration Statement on Form S-1 that we have filed with the SEC. Certain information in the Registration Statement may have been omitted from this Prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the Registration Statement that are excluded from this Prospectus. For further information you may:

•	read a copy of the Registration Statement, including the exhibits and schedules, without charge at the SEC’s public reference rooms; or

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

When a reference is made in this Prospectus to any contract, agreement or other document, the reference may not be complete and you should refer to the copy of that contract, agreement or other document filed as an exhibit to the Registration Statement.

Any member of the public may read and copy any materials that may be filed by us with the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

DESCRIPTION OF OUR BUSINESS

Business of Infobionics

We are a privately-held Minnesota corporation organized on July 10, 2000. As of the date of this Prospectus, we have 135 shareholders of record. Our current ownership is concentrated in our four (4) founding shareholders (the “Founders”), who, collectively, own, as of the date of this Prospectus, approximately 47.6% of the total issued and outstanding shares of our common stock. Our offices are located in Eden Prairie and St Paul, Minnesota.

During the period commencing on our incorporation through 2002, we received initial capital contributions of approximately One Million Dollars ($1,000,000) which, supplemented with certain loan proceeds, we used to fund our initial operations, including continued research and development, patent prosecution, etc. Once those initial funds were depleted (beginning in 2002), we scaled back our operations in order to focus our efforts and limited resources on the pursuit of our patent applications and to engage an initial customer or test contract for our Cellular Database Management System. With the In-Q-Tel Development Agreement entered into in April 2006 (discussed below), we had our initial customer and test contract. In addition, on March 21, 2006, the U.S. Patent and Trademark Office granted the patent application for Data Cell and Data Cell Generation, with a total of fourteen (14) patentable claims. On April 2, 2007, the U.S. Patent and Trademark Office granted the patent application for “Data Cells and a Method for accessing Data in a Data Cell”, with a total of twelve (12) patentable claims. Also, the United States Patent Office, acting as the International Preliminary Examining Authority, has issued an opinion that our international patent application (which includes inventions of the two (2) United States patent applications), is substantially acceptable to it.

We are engaged in the business of researching, developing, manufacturing, marketing, and eventually selling database technology for computer information processing in the commercial marketplace. We refer to this technology as the Infobionics Cellular Database Management System (“CDBMS”), or a “5th Generation Data Management Technology.” As a 5th Generation Data Management Technology, the CDBMS is really a superset of the four major commercial database technologies that have preceded it: (i) the hierarchical databases of the 1950’s (IMS); (ii) the network databases of the 1960’s (IDMS); (iii) the relational databases of the 1970’s (Oracle, Sybase, DB2); and (iv) the object-oriented databases of the 1990’s (Objectivity).

Although there can be no assurances, based on our research and the opinions of experts in the field who are familiar with our CDBMS, we believe that the CDBMS innovation could be one of the most important and economically significant data management products in the last 30 years. Substantial improvements in performance, flexibility, ease and speed of configuration and cost of ownership are the keys to its disruptive capability. We have received two (2) patents from the U.S. Patent Office covering an aggregate of 26 patentable claims for the cellular database design incorporated into the CDBMS.

Although there can be no assurances, our goal is to become a dominant force in the database market for managing intelligence and computational processes involving complex data management and information analysis. Such opportunities occur in: business intelligence, governments (defense), biotech and life sciences and intelligence management. We further seek to penetrate legacy markets through the ability to absorb existing databases and their applications and still preserve existing investments in current information management assets.

In-Q-Tel Development Agreement

In-Q-Tel, Inc. (“In-Q-Tel”) is a private, independent, not-for-profit strategic investor established by the U.S. Central Intelligence Agency (CIA). Launched in 1999, In-Q-Tel states that its mission is to identify and invest in companies developing cutting-edge technologies that serve United States national security interests. Working from what In-Q-Tel describes as an evolving strategic blueprint defining the Intelligence Community's critical technology needs, we understand that In-Q-Tel engages with entrepreneurs, growth companies, researchers and venture capitalists to identify, adopt and deliver technology solutions to support the mission of the CIA, Defense Intelligence Agency (DIA), Federal Bureau of Investigation (FBI), National Geospatial-Intelligence Agency (NGA), and the larger U.S. intelligence community (the "Intelligence Community"). It is our understanding that In-Q-Tel concentrates its efforts in three broad commercial technology areas: software, infrastructure and materials science, and that, to date, it has engaged with more than 90 companies and delivered more than 130 technology solutions to the Intelligence Community.

On April 21, 2006, the Company entered into a Development Agreement with In-Q-Tel (the “In-Q-Tel Development Agreement”). Pursuant to the In-Q-Tel Development Agreement, In-Q-Tel agreed to fund a work program to develop additional functionality in our CDBMS technology and to test its performance characteristics. We will provide to In-Q-Tel certain design documents, test plans, demonstrations, test results and software (the “In-Q-Tel Deliverables”), and will make available to In-Q-Tel, the CIA and other intelligence agencies installation, training and on-going maintenance and support services for a five-year period. The product licenses granted for this period are limited to 100 concurrent users in total. The Company has installed its prototype software at In-Q-Tel’s laboratory, which is the first installation of our prototype software outside of the Company. One of our desires in connection with this installation is to put In-Q-Tel in a position to help promote the Company’s cellular database within multiple government agencies, something we believe In-Q-Tel may be poised to do. We are also arranging the installation of our prototype software in the laboratories of six other government agencies or government contractors, for a total of seven installations (including In-Q-Tel). The seven anticipated installations are: (i) In-Q-Tel; (ii) Central Intelligence Agency (CIA); (iii) (NGA); (iv) National Security Agency (NSA); (v) (National Standards Lab; (vi) Department of the Navy (discussed below); and (vii) The Aerospace Corporation (discussed below).

We also have granted to In-Q-Tel, the CIA and other participating intelligence agencies a specific number of worldwide, perpetual, software licenses for evaluation and testing, for designing, developing and delivering solutions, as well as the right to use, reproduce and create applications based on the In-Q-Tel Deliverables. Lastly, the In-Q-Tel Development Agreement grants to the United States government an option to acquire licenses on commercially reasonable terms to be agreed upon between us and the United States government.

More specifically with regard to client and server software licenses, we have granted a limited number of licenses to In-Q-Tel, the CIA and other participating intelligence agencies. The terms include use of such software on test, development and production servers with a specified number of concurrent end-users. Lastly, permission to use such software is limited to licenses described above and cannot not be used in conjunction with additional licenses under any other license of such software.

Under the In-Q-Tel Development Agreement, we will receive consideration of up to $330,000 from In-Q-Tel in exchange for the services and the In-Q-Tel Deliverables. At this time, we have received all $330,000, with In-Q-Tel acceptance of each milestone’s deliverables.

In connection with the In-Q-Tel Development Agreement, we have issued a total of 75,000 shares of Common Stock to In-Q-Tel and the In-Q-Tel Employee Fund, LLC (collectively, the “Fund”). We also have granted to In-Q-Tel and the Fund warrants to purchase equity securities in the Company under certain circumstances (the “In-Q-Tel Warrants”). As a result of the Private Placement, In-Q-Tel and the Fund have the right to purchase up to a maximum of 147,059 Units, comprised of an aggregate of 588,236 shares of Common Stock, 294,118 Callable Warrants and 294,118 Non-Callable Warrants, at an exercise price equal to $3.40 per Unit (85% of the purchase price of a Unit in this Offering), for a maximum investment of $500,000. The Shares of our Common Stock, the Callable Warrants and Non-Callable Warrants that In-Q-Tel and the Fund would receive were it to exercise its rights under the In-Q-Tel Warrants, would be identical in all respects to those included in the Units which were sold in the Private Placement, including, without limitation, the exercise period (in the event the exercise periods vary among the Investor Warrants, the Investor Warrants issued under the In-Q-Tel Warrants will have the same exercise period as the most favorable exercise period provided to any investor in the Private Placement) and exercise prices applicable to the Callable Warrants and the Non-callable Warrants.

The In-Q-Tel Warrants also include cashless exercise or conversion rights, pursuant to which In-Q-Tel and the Fund could convert all or a portion of the In-Q-Tel Warrants into a certain number of Units at any time during the exercise period of the In-Q-Tel Warrants without paying us any additional cash or other consideration. The aggregate number of Units that In-Q-Tel and the Fund could receive in any such cashless conversion is limited by the overall investment cap of $500,000. Assuming that each Unit has a fair market value equal to $4.00, if In-Q-Tel were to elect to convert all of the In-Q-Tel Warrants into Units, it would be entitled to 22,059 Units. The greater the fair market value of the Units (as determined in good faith by our Board of Directors), the greater the number of Units In-Q-Tel and the Fund could receive upon the conversion or cashless exercise of the In-Q-Tel Warrants, subject to a maximum number of Units that would result from the $500,000 investment cap.

Subject to the specific terms contained in the In-Q-Tel Warrants, the In-Q-Tel Warrants must be exercised by In-Q-Tel by April 20, 2011, at which time they will terminate.

Existing Teaming Agreements and Future Teaming Arrangements

As a relatively new company, we recognize the importance and value that teaming arrangements with larger, well-established companies in the information management and technology industries can provide. This is particularly important with respect to federal contracting matters and prospective federal contracts. Consequently, we have dedicated significant time and effort in developing such teaming arrangements.

One such teaming arrangement has been entered into with International Business Machines Corporation (“IBM”), through its Business Consulting Services- Federal Division. Pursuant to this Teaming Agreement, dated November 29, 2005, IBM and Infobionics have agreed to work together in connection with engagements generated from the Intelligence Community.

We also have entered into a Memorandum of Understanding, dated as of April 4, 2006, with RABA Technologies, LLC (“RABA”), a software and technology solutions provider. Pursuant to this Memorandum of Understanding (which is similar to a Teaming Agreement), RABA has agreed to work with us with respect to the development of imbedded security features in our CDBMS products, state-of-the-art multi-user capabilities, Intelligence Community consulting arrangements, and other matters.

We also are pursuing additional Teaming Agreements with other companies which management believes could add significant value to the Company. Some of the companies with which we have had preliminary discussions regarding possible teaming arrangements include Raytheon Company, a world leader in developing defense technologies and Northrop Grumman, a leading defense contractor. There can be no assurance, however, that these or other discussions will result in agreements with these or other companies.

Department of the Navy

In November 2006, the Department of the Navy awarded the Company a Small Business Innovative Research (“SBIR”) grant. We have completed the first phase of this project. The Company was one of three companies awarded grants under this phase of the project. First phase funding for this proposal was $70,000. This phase of the project focused on identifying new database technologies for the military intelligence community. In addition, we performed additional work for Phase I under a supplemental provision worth $30,000 in connection with specific opportunities for the use of the Company’s technology by the U.S. Navy.

Phase II funding for the Navy SBIR has been suspended by the Department of the Navy and it is unclear at this time when, or if, it will be reactivated.

National Reconnaissance Office

The National Reconnaissance Office (“NRO”) builds and operates reconnaissance satellites for the United States. It is part of the Intelligence Community and plays a primary role in achieving information superiority for the U. S. government and Armed Forces.

The NRO has selected the Company to install its current prototype software in a laboratory that works on various government projects and with various national defense contractors. In particular, the NRO has requested that the Company install our current prototype software in a laboratory operated by The Aerospace Corporation (“Aerospace”). Aerospace is a provider of independent technical and scientific research, development, and advisory services to the U.S. national-security space programs and operates a federally-funded research and development center for the U. S. Air Force and the NRO supporting all national-security space programs.

The Company installed a prototype version of our cellular database in Aerospace’s laboratory during October 2007. We will be working with Aerospace to determine where the cellular database technology can be applied within the intelligence community in the near and long term. Our goal will be to demonstrate to Aerospace the significant potential that our technology has to offer in managing data base applications requiring advanced query and analysis capabilities.

USJFCOM and DTO Presentation

The Company was requested by the U.S. Joint Forces Command (USJFCOM) (one of the U.S. Department of Defense’s nine combatant commands with key roles in transforming the U.S. military’s capabilities), in conjunction with the Disruptive Technology Office (DTO) (a funding agency within the U.S. intelligence community), to participate in a 3 day conference in Suffolk Virginia during the last week of September 2007. The conference was intended to bring together companies that USJFCOM and DTO believe have the most compelling technologies to address the immediate and future needs for data collection, management and analysis. We gave a presentation of our Cellular database technology, and met with potential strategic partners, provided demonstrations at a Company booth and had access to many analysts and program specialists within the Intelligence Community who attended this conference.

Patent, Trademark, License & Franchise Restrictions and Contractual Obligations & Concessions

The inventor of our cellular database technology, Boris Gelfand, and several other contributors to the development of this technology have spent over fourteen (14) years researching and developing the core technology of CDBMS. Much of this work preceded our formation and was conducted by Mr. Gelfand and others while employed by another company. However, all rights to the core technology that this other company may have claimed, if any, have been assigned to Mr. Gelfand. Further, pursuant to a Technology Assignment Agreement, dated December 18, 2000, Mr. Gelfand has assigned to us all of his right, title and interest in the technology underlying the Company’s CDBMS, including, without limitation, all patent applications.

Two (2) United States patents and one (1) international patent (which include inventions of the two (2) United States patent applications) were applied for in connection with our CDBMS, with over fifty (50) claims to protect our intellectual property rights in the CDBMS technology. The two (2) United States patent applications are named as follows: “Data Cell and Data Cell Generation”, and “Data Cells and a Method for accessing Data in a Data Cell”. Together, these two (2) patents address our core cellular database concepts incorporated into our CDBMS.

On March 21, 2006, U.S. Patent and Trademark Office granted the patent application for Data Cell and Data Cell Generation, with a total of fourteen (14) patentable claims. On April 2, 2007, the U.S. Patent and Trademark Office granted the patent application for “Data Cells and a Method for accessing Data in a Data Cell”, with a total of twelve (12) patentable claims. In addition, the United States Patent Office, acting as the International Preliminary Examining Authority, has issued an opinion that our international patent application (which includes inventions of the two (2) United States patent applications), is substantially acceptable to it.

We believe that for any database design to overcome the numerous limitations of relational (and all other) databases, it must use a fine-grain data element, or cell-type construct, with mechanisms to order them into relationships. As a result, we have focused our patent protection on the fundamental design of the ‘cell’ and dynamically arranging cells in models, rather than the whole database. We believe that this strategy is similar to one employed by Mr. Singer, who patented ‘the hole in the needle at the pointy end’ rather than the whole machine, which resulted in nearly every sewing machine manufacturer having to license his patent in order to manufacture a sewing machine.

We anticipate filing additional United States and International patent applications in order to further protect our intellectual property. We will be engaged in the patent protection process for the foreseeable future, however there can be no guarantee that we will succeed in obtaining complete patent protection for all elements of the CDBMS technology.

We have not entered into any franchise agreements or other contracts that have given, or could give rise to obligations or concessions.

Existing or Probable Government Regulations

There are no existing government regulations, nor are we aware of any regulations being contemplated, that would adversely affect our ability to operate.

Research and Development Activities and Costs

Approximately 10% of our current spending in the development area is dedicated to further research. This research falls into two categories: improved performance and flexibility of the CDBMS database engine and research into potential application areas or platforms where the database can have the biggest impact.

Performance and flexibility are critical attributes because of the explosion of data that is being collected in the marketplace. There is also a need to analyze the data to better understand the dynamics of the market or conditions from which the data is being collected. During the past 10 years the market has gone from analyzing hundreds of gigabytes of data to analyzing tens of terabytes of data. These numbers are estimated to routinely reach into the petabyte realm within the next decade.

There are also several important recent developments with respect to hardware driven by nanotechnology that will dramatically impact hardware profiles of computer systems in the not too distant future. We plan on taking advantage of these developments and believe that we are in a good position to do so because we are not encumbered by a design that is wedded to any particular hardware profile.

Compliance with Environmental Laws

We are not aware of any environmental laws that have been enacted, nor are we aware of any such laws being contemplated for the future, that address issues specific to our business.

Facilities

We lease offices at 7700 Equitable Drive, Eden Prairie, Minnesota 55344 which serve as our main offices. Our address for correspondence is 756 Goodrich Ave., St. Paul, Minnesota, 55105.

Employees

Infobionics is a fully operational company with 11 full-time employees and six independent contractors. This includes a full time management team comprised of John Bjelland (Chairman of the Board and CEO), Carl Bonta (President and COO), David Haggerty (VP of Development), and William Brady (CFO). Also the inventor of the CDBMS technology, Boris Gelfand, continues to work for Infobionics on a part time basis as the chief architect of CDBMS and our chief research scientist. We also have a number of software engineers and infrastructure IT engineers, most of whom work as full-time employees. The activities of these engineers are software architecture programmers/ analysts activities, server and network support activities and product testing & documentation activities. Finally, we also have engaged part-time contractors to assist with administrative tasks.

Our success depends on our ability to attract and retain qualified employees, particularly senior management, engineering, direct sales and support personnel. The competition for such employees is intense. There can be no assurance that we will be successful in attracting or retaining key employees. Any failure we have in attracting and retaining qualified senior management, engineering, direct sales, and support personnel could adversely affect our business, operating results, and financial condition. None of our employees are represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relations with our employees to be good.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Reports to Security Holders

We will voluntarily make available to securities holders an annual report, including audited financials, on Form 10-KSB or 10-K. Currently, we are not a fully reporting company, but upon effectiveness of the Registration Statement, we will be required to file reports with the SEC for a certain period of time pursuant to the Exchange Act (e.g., quarterly reports on Form 10-QSB or 10-Q and current reports on Form 8-K).

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OUR CELLULAR DATABASE MANAGEMENT SYSTEM

“A 5 TH Generation Data Management Technology”

Introduction

We have designed CDBMS to be a simple, fast, elegant and highly functional database that incorporates a novel “cellular design” mimicking some of the functions of neurons and synapses found in the human brain in order to emulate the brain’s storage, search and retrieval of data capability. Similar to the mechanics of the brain, the technology functions by placing small amounts of data in individual information cells, and then linking this data through specialized link cells that connect data into sets that are associated by certain characteristics. Unlike any other database technology commercially available today of which we are aware, this technology keeps data and relationships separate, which allows users the flexibility to revise and add data and relationships with ease, without compromising the integrity of access to the data or the database performance, and also allows data to belong to many sets simultaneously.

CDBMS is built upon a uniquely different database design from what is commercially available today. It is far more dynamic and readily adapts to understand and store data without predefined organization (e.g., static data tables), which we believe constricts functionality of current database technologies. CDBMS is agile, flexible and does not need or use long drawn-out design procedures. There are no tables and no fixed data structures to normalize, and the technology works to combine or eliminate redundancies and indicate errors.

Release 1 of our CDBMS product has been completed and delivered as a beta product to potential customers for evaluation starting in June 2008. Currently, the product is installed at the Aerospace Labs (NRO and Aerospace Testing), In-Q-Tel Labs (In-Q-Tel & CIA testing) and BAE Systems labs. Additionally, 2 beta installations are planned for 2 Universities in August 2008: Arizona State - Department of Bio Infomatics and University of Southern California (USC) - Institute of Neuroscience. We also are in discussions with other government agencies and commercial concerns regarding additional beta product installations.

The Release 1 beta product is an early stage product and was given to potential customers for the purpose of gaining immediate feedback on product function, features and performance. Feedback from potential customers to date has been positive and is on-going.

Release 2 of our CDBMS product is currently under development and will be delivered to evaluation customers in September 2008. Release 2 incorporates product enhancements request by a potential customer along with functional and performance enhancements including:
•	Enhanced data storage features for improved speed and efficiency

•	Various features to the core database engine like data aggregation and target list expressions

•	Minimal graphical interface items for end users

•	Minimal technical documentation

Delivery of Release 3 of our CDBMS product is planned for December 2008. The following are the enhancements currently planned for Release 3:

•	New graphical user interface program for maintenance and demonstration of our CDBMS product

•	Conversion from Berkeley DB JE to Berkeley DB Core for improved data storage speed and efficiency

•	Improved capability to navigate dataset links

•	Additional data types to support geographic information system (GIS) applications

We anticipate being able to deliver the above enhancements and features during the time-frames mentioned using our current employees and contractors. However, this is based on current development activity planning projections, which are subject to change and estimating errors. Additional labor resources may be required in order to meet target dates.

Although uncertainty exist as to the exact level of functional capability and performance required for our products to gain initiate market acceptance, we currently expect to begin seeing initial product sales during the last quarter of 2008 or in early 2009.

The team continuing to further develop our technology is well experienced in the design and implementation of all generations of databases and particularly relational databases. Using this experience, the team studied the significant intrinsic problems with the theoretical design and implementation of relational database theory. The team recognized real world practicalities: the challenges in creating valid data models for applications, the intense design effort to make data structures performant, and the burden of ongoing support and maintenance. We concluded that current commercial database technologies are often too expensive to build and maintain, and too inflexible and difficult for non-technical people to use with ease. The team attributed this to the fundamental design, and was convinced that adding more complexity to a relational database would only compound the problem, and that a fresh ground-up approach was required.

We found inspiration in the human brain. The human brain recognizes new information with ease, has the capacity to relate seemingly unrelated data, can store partial information and revisit and change it as necessary, and can search and discover unknown patterns. The brain’s dynamic capability and the associative memory processes provided the breakthrough ideas. It has taken many years of research and development to formulate and fully develop the concepts, and then rigorously test them in computer code. As a result, we began in September 2000 with an extremely meticulous design backed up by a substantial amount of research code and test cases that we believe have proven that this design overcomes all major technical hurdles.

The first version of our product will run on top of an existing database while the future product is targeted to be a complete stand-alone product with its own database. The future product is a stand-alone release that will take longer to develop, yet is intended to yield impressive gains in performance and functionality that the Company believes will be in demand in the future. The first version of CDBMS will be available during 2008, while the stand-alone version’s release will depend on the Company’s financial resources and market demand.

Most of the critical features in our product are currently functioning and indicate the product design will function as expected. This includes all basic functionality to enter cell structures, populate them with data, build relationships between sets of data, write and read the data to disk, and query the data.

During the last 30 years, the database market has expanded rapidly and is expected to continue doing so for the foreseeable future. Relational databases comprise a substantial portion of this market. However, new activities in rapidly growing life sciences areas such as bio-informatics and genome research, and the information explosion on the worldwide web demand greater flexibility, more agility, and increased capacity to handle new data streams. We believe relational databases cannot improve substantially to take full advantage of these new opportunities.

Relational databases store data in two-dimensional tables and impose rigid relationships between rows, columns, and other tables. However, the world is not two-dimensional and its information needs don’t fit neatly into these rigid relationships. As a result, relational database designers “daisy-chain” relational tables to mimic multiple dimensions, and data and relationships end up in very complex structures that render relational databases neither agile nor flexible. Once they contain large amounts of data, it becomes difficult to change their definition (rows/columns/tables). Only experts (database analysts) can maintain and manipulate large and sophisticated relational databases. To extract data, user applications must ask explicit data questions or ‘queries’ (based on a command language called SQL — Structured Query Language) using the exact names of the tables containing the data to be accessed, in exact technical ordered sequences to extract the data. Relational databases work best when the tables are pre-designed to answer questions that are known in advance.

Oracle, IBM, and Microsoft have very good relational databases that have served the marketplace well up to a point. However, the Company believes that relational database technology has reached its fundamental design limits. No matter if the database engineers provide ‘add-ons,’ or ‘turbochargers,’ relational technology lacks the flexibility, agility, and ‘carrying’ capacity to support the increasing needs of the market.

CDBMS has the potential to be faster and take less skill to build and maintain than database technology that has proceded it. It is very user-friendly and in most instances it should not require technical assistance to add data or perform queries. This is because we developed the cellular design with very fine granularity of data contained in individual data cells and specialized link cells that connect and associate data together. Its database management functions keep data and relationships separate, allowing users the flexibility to change data or relationships at any time without compromising the integrity of the access or database performance. No database to date supports this functionality in this manner, which we believe is a necessity in order to provide computing functions that are agile enough to keep up with the speed of business, and to provide an infrastructure capable of supporting new developments in the Internet, and self-healing systems. We believe that some of the main competitive advantages of our new database technology include:

a.	It will be substantially less expensive to build and maintain than current commercial databases,

b.	A wide spectrum of low skilled people can use it easily to find answers in data,

c.
It finds answers in data and relationships that may be very difficult to find using current databases (for example, a user, without knowing upfront exactly what he or she is looking for could ask, “What do the two following datasets have in common?”)

d.	It can work just like a current relational database (so all the same SQL-based experience tools still work) and at the same time provide new features and capability, and

e.	It can intrinsically ‘better-manage’ pictures, x-rays, video, voice, and standard numbers/text.

With current relational database systems, finding solutions for many information management requirements can be so time-consuming and complex as to be of little practical use. With relational database systems, there is a practicality that must be understood in terms of the challenge in creating valid data models for applications, the intense design effort to make data structures performant, the speed with which changes can be implemented, and a realization of the effort required for ongoing support and maintenance. Relational databases have served their purposes well for 30 years. But now, we are bringing the 5 th Generation Database to the market; a new technology that has been designed to leverage all that has been learned about relational databases and significantly improve upon the design to better serve today’s information explosion.

Technical Summary of CDBMS

CDBMS technology provides a simple way to organize, store and search data. Symbolically, CDBMS incorporates a list of cells that can be easily organized and searched. Each cell is comprised of 4 parts: the data value itself (e.g., a particular employee’s social security number) plus 3 numbers that characterize that value. The first of these 3 numbers designates a unique group (or set) to which the value belongs (e.g., 100). Collections of cells with matching group (or set) numbers form a set. The second number represent the entity type (e.g., employee), and the third number establishes the attribute for the entity (e.g., name). Combining the 3 numbers, or identifiers, provides a unique index and logical address in the database for each data value - analogous to XYZ coordinates. Consequently, the CDBMS indexes every data value automatically and guarantees optimum performance without external the need for intervention by technical experts. In fact, we believe that the CDBMS is the first data management technology that manages performance and structure internally without the need for high cost technical help.

CDBMS manages digital data of any size and any format with equal facility, including numbers, text, video, voice and graphics, and will accommodate emerging formats as well. This is because the data slot in a CDBMS data cell can accommodate the different formats and sizes of data. An integrated data dictionary provides associative properties to link, relate, categorize and search all digital data.

Another critical component of our CDBMS technology is the “link” cell. Link cells define associations or relationship between data sets. Connecting a data value to multiple data groups occurs simply by adding link cells to the list (note that the order in which a link cell is placed in the “list of cells” would be unimportant). In order to fully support and control data cells, CDBMS provides forward and backward look up or linking techniques. As a result, cells have a way to find each other since CDBMS intrinsically understands the linking information.

Utilizing separate data cells and link cells, CDBMS keeps data and relationships separate, which allows for ad hoc changes and additions to the database without negatively impacting performance, access to data or the structural integrity of the database. By doing so, our technology ensures that ad hoc changes to either one will not spoil performance, data access, or structural integrity. This separation, combined with CDBMS’s unique, automatic indexing of all data cells helps the system rapidly match raw data to the analysts’ queries, without slow, computer resource-intensive operations such as relational table joins. Before touching raw data, CDBMS first uses indices (a very performance oriented way to represent relationships) to find out the data set or sets that are required and then, because it knows the precise storage location of every data element, it pulls only what it needs from the disk. This elegant and simple mechanism yields better query performance than today's approaches that are forced to sort through data and relationships after unnecessary volumes of data are retrieved. These mechanisms also assure that as the size of the database grows and data complexities increase, query performance scales in a near linear manner. The Company believes that such flexible grouping and linking is a simple, yet unconstrained way to build any data model, no matter how complex.

CDBMS stores data in very natural ways that people can readily understand and query. Any piece of data can belong to any number of groups (or sets) at the same time, and link cells provide extremely fast pathways to locate any data or data sets from any start point. The Company believes that this is an elegantly simple database technology, which will provide easy, yet very powerful, data modeling resulting in faster, more intuitive query processing than all previous database technologies. CDBMS permits non-technical people to quickly sift through data because it accepts free form queries in the natural and incisive way that most people search, complete with ambiguities, unknowns, unclear parameters with respect to data and relationships (e.g., “anything red”). CDBMS responds with what knows in response to any inquiry, and the user then can ask a new question based on the results making it easy and intuitive to hone in on the precise answer. Our CDBMS technology is based on a revolutionary new database design with three distinct and very important functional attributes that we believe differentiates it from any database technology currently in existence, including the current market leader - relational databases. These attributes are:

●  Expressiveness - CDBMS can answer many inquiries and perform certain commands that current databases cannot perform. Data inquiries are subtler, more compendious and plainly usable and cross type barriers (e.g., combining ordinary data with metadata).

●  Flexibility -   CDBMS can change and restructure both data model and data on the fly. We believe that CDBMS combines more flexibility and agility than any current commercial database. In particular, CDBMS frees the database designer from committing to a structural design that is only valid until the next application requirement (as is the case with current relational and object databases).

●  Granularity - CDBMS can answer queries, update data and perform database commands with more precision, completeness and simplicity than is possible with both relational and other historical databases. This is in part due to CDBMS’s finer internal granularity, controlling many aspects of the database at the “data cell” level. Other databases use a much broader and less precise granularity (e.g., a record, page or table). For example, CDBMS’s granularity can support locking out all other users when doing updates at a precise single data cell (e.g., single data field level). In addition, it provides the key building block (a single data cell) of cells to build the historical data tables, networks of objects or records needed for compatibility with all prior database technologies (including relational and object databases). Finally, we consider this cell granularity to be a key component or structure necessary to build tomorrow’s future advance knowledge capabilities.

We believe that our CDBMS technology will excel in an environment where people ask many and varied questions that are not necessarily planned in the original database design, and in any environment where the data, and relationships between the data, can be expected to change. Management believes that CDBMS’s true value is in its extreme agility and flexibility. This agility and flexibility is inherent in the CDBMS design and allow anything in or about the database to be changed as needed without long drawn-out procedures, making all changes immediately available with a powerful and easy to use search capability. CDBMS technology can address all questions that business people wish they had built into their current systems when first implemented, yet weren’t aware of until sometime after the system was put in place. We believe CDBMS’s relatively simple set-up and built-in optimizing processes should result in significantly reduced labor costs for any company to own and operate.

We anticipate that CDBMS should result in lower cost of ownership for its users through significant reductions in specialized high-skilled staff to manage the database, and should remove significant expenses and inefficiencies from the duplicate methods of distributing the same data in any entity. It also should facilitate quicker and easier entry and turnaround of timely and accurate data from which customers will be able to make important decisions. For example, a company may be interested in data analysis to detect fraud from patterns in sales data, or to quantify the results of a sales coupon campaign with quick feedback to restock inventories in the correct demographic locations. In the area of bioinformatics, CDBMS would provide significant agility and flexibility in connection with data modeling of complex information sources that can be changed and updated as quickly as scientists make new discoveries and develop insights. We anticipate that CDBMS can assist in the efforts of drug discovery and development companies worldwide that are attempting to craft tactical homegrown solutions to bridge the gap between ‘static’ relational databases, and a work environment that must extract and integrate complex scientific data from diverse sources such as gene banks, test data, and microbiological structural data. Furthermore, we believe that the CDBMS technology will be extremely valuable in database applications where companies cannot provide highly trained database engineers (e.g., schools, small and local business operations, government, etc.).

Summary of Main Technical Capabilities and Advantages

Our CBDMS has a neurologically-inspired design based on data cells and link cells (similar to neurons and synapses found in the human brain). This elegantly simple design results in powerful features for much simpler data modeling, updating, associative searching and performance improvements that could revolutionize information management and result in significant benefits to those companies and other organizations that employ the system. CDBMS’s key technical advantages include:

1.   A cellular database model is simple and natural to develop and deploy. It is agile and flexible and does not need long, drawn-out design procedures.

2.   Cellular modeling is so powerful that that CDBMS can be both a cellular database and a relational database at the same time.

3.   One data model meets the needs of all users and applications (the organization and structure of data does not affect the access to data).

4.   CDBMS provides an excellent platform for data warehouse staging.

5.   CDBMS contains an integrated data dictionary which inventories and controls all data and relationships.

6.   CDBMS provides an extensive query capability that is easy to use and, unlike current database technologies, is not restricted by specific SQL criteria or indexing choices.

7.   CDMBS manages all digital data of any size, including numbers, text, video, voice and graphics, and will accommodate emerging formats.

8.   CDBMS automatically indexes all instances of data values with three efficient indices.

9.   CDBMS could become the “unified data storage system”, acting as a superset of all previous databases. Data from the older systems could be ported into a CDBMS and users would be able to take advantage of new data types, dynamic addition of new data, etc. Updates would be accommodated via new data access layers or APIs consistent with the historical database’s API, thus allowing the use of the old query tools and the running of the older database applications. Additionally, CDBMS also could accommodate the storage and management of “objects”, inclusive of access layer(s) for application usage of these objects.

10.   CDBMS can integrate structured and unstructured data from disparate data sources.

11.   CDBMS can be a cornerstone for the next breakthrough in data management as a result of its associative data relationships, “change on the fly” capabilities, fuzzy logic inferencing, etc.

12.   CDBMS could provide significant improvements (on the level of orders of magnitude) in data access at the disk storage level, reducing data access times and data floe from the disk controller to the CPU.

Our CDBMS technology provides an extensive query capability that is easy to use and, unlike current commercially available relational database technologies of which we are aware, is not restricted by specific SQL criteria or indexing choices. This will allow users to query for data without having to know the particular data structure and metadata, yet retain the benefits of a structured database. Essentially, users will be able to query data in a way that is similar to how Web search engines query the internet for data. We believe that this is a groundbreaking approach to querying structured data that should have a significant impact in the database application market.

One way to understand the potential importance of this facet of our CDBMS technology is to consider the following illustration.

If you were interested in searching the Web for information on the Battle of Normandy in World War II you can simply type “Battle of Normandy” in the Internet search engine. We tested this recently using the Google search engine and came up with approximately 2,030,000 hits. Obviously, it would be necessary to refine this search further in order to make use of any of this data. So, we refined our search with the term “U.S. casualties”. This resulted in approximately 433,000 hits. Of these hits, the search engine determined that 814 were unique in some way and the remaining 432,186 were deemed similar to those hits. The search engine displayed the 814 unique hits and provided us with the ability to access the remaining hits.

Then, clicking on a number of the 814 unique hits, we found that it was necessary to search even further within the data in order to reach the relevant information and, in some cases, the information could not be located at all.

This example illustrates a drawback of “unstructured” databases, such as the Web. The database is essentially in free form text and it is difficult for the search engine to make enough sense of the information requested to return only relevant hits.

A solution to this problem is to put data into a structured database. Such a database allows for more precise queries that can render results which are more relevant. However, one of the issues faced with traditional structured databases, including relational, is that you need to know the structure and metadata of the database in order to query it. For example, if the data is stored in a relational system a query to find this same information might look something like this:

“Select Casualties from WarInfo where War like “World War II” and Battle like “Normandy” and Country like “U.S.”

In a relational system, this query must be very precise and include certain definitions such as the following:

Table name: WarInfo
Attribute names: Casualties, War, Battle, and Country
Data Strings: “World War II”, “Normandy”, and “U.S.”

If any of this information is incorrect or misspelled an error will occur. This means that the user must have a precise knowledge of the structure of the data as well as the metadata. Nonetheless, if conducted properly, the result will yield a precise answer to a query for U.S. casualties at Normandy in World War II very quickly without the user having to read through lengthy web pages to find the answer. This is the power of structured data.

However, in a traditional relational database, the user would need to know a lot about the data structure and metadata in order for this query to bring back successful results. It would be much easier if we could query the system using normal language and syntax such as:

“Retrieve U.S. casualties at Normandy”

This is how a query would be made using our CDBMS technology. We believe this search capability, along with the other facets of our CDBMS technology represents an important breakthrough in structured database technologies and could have a significant impact on the database application market.

THE MARKET FOR CDBMS

Market Need and Opportunity

The demand for what many in the industry refer to as ‘data discovery’ products is rapidly growing. This is in part because the amount of electronically stored data is growing at an increasingly rapid rate. This is true for both structured data (e.g. traditionally relational table data) and unstructured data (documents, pictures, etc.) And, a very fundamental problem in the current environment is that this growing body of data is trapped in its own data structures and formats such that it cannot be easily retrieved, accessed and interrogated except with substantial effort and cost. We believe that today’s tools and techniques do not measure up to the task of today’s end users’ need for both (i) traditional data discovery and (ii) the need to easily make ‘intelligence’ out of the growing mass of stored data.

As a result, many in the industry, Infobionics included, believe that we cannot achieve what is needed in this area with today’s technology. Rather, it will require rethinking both the hardware and software necessary for effective data management. We believe that our cellular database may be a key component in the future of data discovery, data analysis and data management.

Databases drive some of the most powerful computer applications in all aspects of industry, commerce, government, etc. They are found in e-commerce, customer relationship management, banking, insurance, the movie industry, manufacturing, federal agencies, governments, life sciences research, and so on. Today, the relational database is the industry standard and dominates a large market. Principle factors around which database companies compete are functionality, scalability, ease-of-use, product architectures, scope, reliability, market specialization, and brand name recognition. Moreover, the database marketplace is comprised of many niche players.

Within the huge database market, we have identified “intelligence management” as a primary target market of our CDBMS products. We believe that CDBMS’s features bring such compelling advantages over existing database technologies that considerable market opportunities can best be described as ‘low hanging fruit.” In particular, biotech and life sciences data management, government intelligence and security applications, corporate business intelligence, and biotech and life sciences data management all offer significant opportunities for us.

Furthermore, we believe that CDBMS is suitable for deployment in additional market segments which involve very complex data and knowledge applications. This could occur by adding incremental features to CDBMS for advanced knowledge management related to ‘fuzzy-logic’ and ‘inferencing’.

a.  The Business Intelligence Market - Government and Commercial Sectors

Based on our market research, burgeoning intelligence management market is currently one of the largest growth driver in database sales.  Business intelligence involves helping enterprises store, sort, search, and analyze vast amounts of internally and externally generated data to make smarter, more effective decisions. For example, retailers often must conduct intense ‘data discovery’ to search sales data to get fast answers to questions about whose buying what and when, so they can determine inventory and product markdown policies. Unlike other commercially available database technologies of which we are aware, our CDBMS technology is unencumbered by rigid database structures to negotiate (such as data-tables) and has simple, but far more powerful, query capabilities. These features ensure business people can answer questions without having to rely on expensive, often unresponsive technical help.

b.  The Bioinformatics Market

In addition to the business intelligence market, we believe that CDBMS’s cellular database can make a valuable contribution in support of the emerging bioinformatics field in the biotech and life sciences markets. Most of the current database technologies are not well suited to exploit the financial potential of converting research flowing from, for example, the genome project and pharmaceutical drug engineering into revenue. Needs are complex, they change rapidly, and the IT infrastructure must tolerate many different data sources, computer tools, and analysis techniques to leverage the current data assets. The database must be agile, highly scalable, and present many different aspects of the same data for scientists developing hypotheses. Our CDBMS technology meets all of these requirements.

Current products in this market offer short-term tactical solutions without addressing some fundamental issues that are needed to help the researcher ‘work the data.’ The researcher wants to examine the data in all manner of combinations, to integrate new sources, to dissect, recombine, and remodel the data in a quest to uncover hidden knowledge. Using current database technologies this requisite ‘flexibility’ for managing data is elusive. Whereas, once again, CDBMS provides this all-important flexibility.

c.  Imbedded Database Market and OEM Market

We also plan to deliver our CDBMS cellular database solution into the embedded database (original equipment manufacturer or OEM) market. This segment is driving growth in database sales through pre-packaged software applications. This market is characterized by software vendors creating specific business solutions with a database at its core. Marketing to this segment will focus on the unique technical features available in our CDBMS and not available in existing database systems. An example of a vendor in this market segment would be a company which is in the business of creating software applications for the movie industry to manage video and audio clips. Managing the attributes to sufficiently describe these assets requires custom solutions. A company in this industry has looked with interest at our cellular approach and its built-in functionality to manage these attributes. We have also approached other companies in other industries that we believe could benefit from CDBMS to ‘dynamically’ attribute data. Other examples in this segment include companies needing to manage “meta data” or the “data about the data”. Another company that provides financial consolidation and business intelligence products to the marketplace examined our metadata management capabilities. This company and others have stated that one of their serious challenges is to develop a system to manage metadata that is continuously changing and growing. This company and others have looked at our cellular approach and expressed that they were very impressed with the cellular database’s dynamic functionality with respect to managing metadata. We understand that many of these vendors do not like using relational databases because of their limitations and are looking for the capabilities delivered in our product.

Management initially has identified seven OEM market areas where the features of our CDBMS may be especially compelling: manufacturing for operational control, medical records and patient accounting, collaborative research and document management, workflow and document processing, profitability analysis and reporting, logistics and delivery (activity and delivery based costing), market research analysis and tracking, and critical success factor analysis and reporting. We believe that there may very well be many other OEM market areas that will be particularly well suited for our CDBMS products as well.

d.  Intelligent Storage Market

We are aware of several potential customers for our CDBMS products in the intelligence storage market, which involves large storage and disk drive manufacturing. We have had preliminary discussions with two of these potential customers to consider installing portions of the software into the hardware or microcode to bring ‘intelligent storage’ devices to market. Such devices may behave as special purpose combinations of hardware and software called ‘storage appliances’ and must include agile management of metadata that storage management software must use to manage and optimize constantly changing data.

Within the intelligence storage industry, the ultimate and most economically valuable implementation of application independence is likely to be in a Virtual Database Appliance (VDA) - a hardware and software device that both manages a user's database and provides all necessary storage functions. Accessible locally or on a wide area network, this appliance is a requirement for the deployment of true, networked storage utilities. Yet it has eluded development efforts in the storage industry due to the interdependency between storage, database, and application/data layers of the computing architecture and the still inadequate application awareness of middleware.

A Virtual Database Appliance has been the goal of the storage industry for many years, as well as the objective of extensive development, but a solution has eluded the industry due to the lack of any mechanism that is application and data format independent. The industry has had to depend on the "super-smart" storage approach, thereby adding complexity to the storage solution, and then mask the complexity to assure manageability. Application independence, through the mechanism of our revolutionary new cellular database structure incorporated into our CDBMS product, provides an elegantly simple path to the Virtual Database Appliance goal.

Market Strategy

We are pursuing the development of two product versions of our CDBMS. The first version of the product runs on top of an existing database while the other will be a complete stand-alone product. With respect to our first product, we have chosen to use a 3rd party imbedded product due to the cost-effectiveness of a buy strategy (vs. build in house strategy) and the improvements in the functionality provided by 3rd party solution partners. This will allow us to deliver a more complete and performant product on a timely and cost effective basis. We are programming our solution in Java which should be well received by the market as Java is very popular in the Information Technology marketplace.

The second product will be a complete stand-alone release that will take longer to develop, yet we believe will yield impressive gains in performance and functionality. The first version of our product will be available during 2008, while the stand-alone version’s release will depend on our financial resources and market demand for the product.

Although there can be no assurances, we anticipate achieving market-traction using these two product approaches over the next 3 to 5 years. This will involve delivering our CDBMS solutions to the corporate business intelligence, government, bioinformatics, and the embedded database markets.

We have had preliminary discussions with many companies which could be potential purchasers of our CDBMS products. To date, over 20 companies have expressed an interest in testing our CDBMS. These companies vary from small startups to very large corporations, and run the gamut of the sales landscape that we have been approaching for managing intelligence (as discussed above). If we ultimately were successful in engaging only a fraction of these companies to purchase the CDBMS solution from us, then we believe we could gain the necessary market traction to achieve eventual profitability.

During our initial marketing stages, we anticipate proving the CDBMS technology and its myriad of benefits to a select number of trial accounts. Additionally we already have received expressions of interest in this regard from many well-respected organizations in the bioinformatics market.

Initial Marketing Efforts

We have conducted many successful presentations to various government intelligence and defense agencies. Included among these was an invitation to present at an NRO technology briefing. This briefing was attended by senior members of government organizations and several large defense contractors. In follow-up visits, senior technology scouts have reviewed the technical underpinnings of our cellular database and determined that, although there can be no assurances, it may play an important role in future government applications digging deeper into the product. We understand that these individuals are on the front-end of a multi-billion-dollar effort to build the next generation computational infrastructure for solving the security problems associated with Homeland Defense. Discovery of unknown patterns, linkages between groups, individuals and events, time-based cause and effects, and integrating disparate unknown data are all issues for these agencies.

We are also in the process of developing relationships within the government and leading government contractors such as Raytheon, Northrop Grumman, RABA and IBM. Although there can be no assurances, each of these companies has expressed interest in working with us on various potential government opportunities. In fact, we have entered into agreements with both IBM and RABA. See Section above entitled “Existing Teaming Agreements and Future Teaming Arrangements”.

We also discussed the cellular database with several pharmaceutical firms. Most have expressed a keen interest in participating in an early trial of the cellular database as a key component in the technical infrastructure for a drug research workbench tool. Currently, physicians typically select drugs for patients based upon individual knowledge, experience and the sales and marketing influence of drug companies. We understand that the DNA makeup of an individual is the critical factor in determining the efficacy of any drug. The premise is that better techniques for choosing the most effective drug on an individual basis will occur if researchers can correlate personal characteristics. Additionally, researchers are developing discovery techniques to find the useful side-effects of current drugs that can be marketed successfully. The work that drug researchers need to perform requires a computationally efficient and agile data management environment to identify significant data relationships. For example, in ‘personalizing’ drug choices, characteristics that correlate could be shoe size, blood pressure, eye color, cholesterol, ethnicity, etc. Using existing database technologies, this would be a laborious, time-intensive, and extensively manual process.

We also believe our CDBMS technology holds significant promise in the management of bioinformatics related to micro-array analysis. Micro-array technology is a revolutionary technology that has become an indispensable tool for global gene expression. DNA micro-arrays are used to measure gene expression for thousands of genes simultaneously, in a single experiment, and to compare expression profiles of different samples. DNA micro-arrays provide a high-throughput method of determining genetic alterations underlying disease etiology and response to treatment. DNA micro-arrays produce a large amount of heterogeneous data, including array images, experimental protocols, statistical analysis, graphs and plots and values for other variables. Current databases are not geared for managing micro-array data. The unique characteristics of our CDBMS database to handle structured and unstructured data in dynamically changing data models make it exceptionally suitable for storing and searching micro-arrays.

Another example of possible use of our CDBMS is in the biotech and life sciences field for data storage access, pathing, and retrieval of scientific knowledge. Currently, the large scale database repositories are very limited in the flexibility to both provide uniquely modeled data and uniquely pathed data by an individual researcher. Numerous researchers have advised us that the current ‘state-of-the-art’ solutions are inadequate to handle the data configurability, data changeability, and data relationship complexities of the large research communities. Current solutions also lack sophisticated data pathing and data presentation features needed to support both the general need and the individual knowledge researchers need. CDBMS addresses these shortcomings.

Sales Model and Strategy

Our initial sales strategy is based primarily around potential customers that already are known to us. This does not require a traditional sales force, and involves far lower expenses for marketing, sales, and administration; assuring an organizationally lean company while we prepare the first version of the product, and penetrate early accounts. We intend to establish ‘lighthouse’ accounts in the business intelligence and data discovery areas — the ‘sweet spot’ for growth of a successful company. Many large information management projects require the staging and mining of data for corporate, sales, and insurance data. We believe that we can isolate customers wanting to leverage the uniqueness of the cell-based database applications to give interesting answers about the data and its context, and who need to achieve results in less time with lower information technology (IT) labor costs.

We anticipate hiring more staff appropriately, particularly a senior Sales VP, as opportunities and sales revenues increase. Ultimately, to penetrate intelligence opportunities, we plan on operating a direct sales force for North America that, eventually, will be extended to Europe. Other locations such as Asia and Latin America could require an indirect sales channel. We do not expect to make inroads into international markets until we have established ourselves in the U.S. market. The sales model is a predominantly product-based model with separate annual maintenance revenues and services supplied by us for implementations, consulting, and training.

We expect to develop operational channels through the myriad independent systems integrators that will supply some or all of the following: sales and marketing; systems implementation and integration; customization; and ongoing consulting, training, service and technical support. In addition, we will leverage the sales capabilities of value added resellers and OEM software vendors in the target markets, particularly where their advantage comes from domain specialization.

We anticipate that the marketing and sales departments will sell the solution to those integrators and introduce them to opportunities within their scope. After introducing the benefits of our products, and lured by a substantial project, we expect that integrators may be able to deliver new opportunities to us. However sound we think this tactic might be, during the early days of penetrating a vertical market we will supply a quick start program to ensure a stronger forward momentum. This ‘push-pull’ strategy and associated tactics is characterized by us pushing the product to the integrator channel and at the same time encourages demand (or the pull) from the end-user community.

Our sales strategy provides opportunities for marketing, joint venture, or strategic relationships. The CDBMS database allows any provider of software products built around a database to improve its market success by offering increased flexibility and substantially improved performance, in addition to lowering its development costs and improving time-to-market. We can support a number of such relationships with little disruption to operations. Typically, such strategic partners have their own distribution and implementation channels that will be aggressively leveraged. We have received interest from software companies in the medical services and manufacturing industries. We are prepared to offer qualified and constrained exclusivity to such niche market players with the appropriate commercial terms.

For this type of technology in its early stages, we expect that the sales cycle will be six to eighteen months or more in duration. This estimate is subject to a number of variables which we may be able to influence but cannot control. These variables include customers’ budgeting constraints, fiscal budgeting cycles, and internal acceptance review procedures. We anticipate large-scale deployments to take longer to close. We also anticipate protracted sales cycles in advance of customer acceptance of the technology prior to the successful completion of the first implementations. We also expect many small trial orders for combined products and services.

Potential Competitors

Our competition will be defined by how we position CDBMS in the marketplace. We do not intend to position CDBMS as a generalized database to compete head-on with Oracle, IBM, or Microsoft. For example,we do not expect to market CDBMS for use in an airline reservation system where the task is very well understood and can be well structured within current relational technologies. In the pure intelligence markets, there is a sometimes competitive and sometimes complementary situation with the business intelligence applications and tool vendors. This could include venders such as Hyperion and Cognos, which are among the largest players in this market. Others include Computer Associates, Business Objects, Brio Technologies, Crystal Decisions (Seagate), Hummingbird, and MicroStrategy. Although there can be no assurances, we may approach one or more of these companies as strategic partners that can use our technology as the engine that drives their solutions.

In the bioinformatics and knowledge management field, CDBMS provides a comprehensive database that is suitable for day-to-day researchers having diverse and complex information. As a result, this need for more comprehensiveness in features will temper the competition from the database market majors. Moreover, with potential partners, we will provide the information technology (IT) infrastructure and tools integration in a scientific ‘workbench’ for knowledge discovery and new product development. This market is very immature, offering competition primarily from in-house IT activities to develop integration middleware. We believe that, currently, none of the major companies in this field offer good solutions and there is no other dominant player in the market with an adequate solution.

The following is a summary of the perceived advantages offered by our CDBMS in the bioinformatics and knowledge management field, as communicated to us by numerous technology officers at various knowledge management and biotechnology companies:

1.  The ability to change, alter or adapt the data model real time. Thus we no longer must have a complete and comprehensive data model meeting the numerous rules of  a relational database before initiating use of the database. This is a  database that can change every day to reflect what we learned yesterday.

2.  The ability to create far richer search capabilities for data query and mining that are both more powerful and significantly easier than today’s products with your ‘cellular’ search capabilities.

3.  The databases’ integrated and feature rich data dictionary/Meta data dictionary that can be simultaneously searched by users, and combined with raw data searches, to provide better answers to user queries.

4.  The ability to richly interface with a variety of databases and file structures. In  particular, the ability to interface cells of data in this data base to ‘cells’ of data at researcher’s desktop, in a manner far beyond what is capable today.

5.  The ability to easily manage multiple views of data. That is the ability to both  manage individual user views of the data (including additions of their unique data) while also managing a company or research group’s wide view of the same data.

6.  Compatibility with ANSI SQL (& ODBC) and relational database technology to both provide rich integration to current systems and also to allow use of tools developed for relational technology

DESCRIPTION OF PROPERTY

We lease offices at 7700 Equitable Drive, Eden Prairie, Minnesota 55344 which serve as our main offices. Our address for correspondence is 756 Goodrich Ave., St. Paul, Minnesota, 55105.

USE OF PROCEEDS

All net proceeds from the disposition of the Common Stock covered by this Prospectus will go to the Selling Security Holders or their transferees. We will not receive any proceeds from any dispositions of Common Stock by any of the Selling Security Holders or their transferees. However, if all of the warrants to purchase the Common Stock covered by this Prospectus are exercised in full, we would receive gross proceeds of approximately $16,263,708. We would use any such proceeds for working capital and general corporate purposes. There can be no assurance that the Selling Security Holders or their transferees will choose to exercise any of the warrants.

DILUTION

We are not selling any common stock in this Offering.  As such, there is no dilution associated with this Offering.

DETERMINATION OF OFFERING PRICE

The Selling Security Holders may sell their shares of our Common Stock at prevailing market rates once our shares of Common Stock are quoted on the OTC Bulletin Board, or at privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. The offering price of $1.00 per share is based on the last sales price of our Common Stock under our Private Placement which we closed on December 21, 2007 and does not have any relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any material revenues to date, the price of our Common Stock is not based on past earnings, nor is the price of our Common Stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our Common Stock is presently not traded on any market or securities exchange and, as of the date of this Prospectus, we have not applied for listing or quotation on any public market. See also, “Plan of Distribution.”

LEGAL PROCEEDINGS

We are not a party to any pending legal proceedings, nor are we aware of anyone, including any governmental authority, contemplating any legal proceeding against us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The discussion below in this Prospectus contains forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and projections about the database industry in general and the market for database technology for computer information processing, in particular, and on certain assumptions made by the Company’s management. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Such risks and uncertainties include, but are not limited to, those set forth herein and in the section of this Prospectus entitled “Risk Factors.” Unless required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Introduction

We are a Minnesota corporation incorporated on July 10, 2000. We are engaged in the business of researching and developing, manufacturing, marketing and eventually commercially selling, a new and potentially disruptive database technology for computer information processing in the commercial marketplace. We refer to this technology as the Infobionics Cellular Database Management System (“CDBMS”), or a “5th Generation Data Management Technology.” As a 5th Generation Data Management Technology, the CDBMS is really a superset of the four (4) major commercial database technologies that have preceded it: (i) the hierarchical databases of the 1950’s (IMS); (ii) the network databases of the 1960’s (IDMS); (iii) the relational databases of the 1970’s (Oracle, Sybase, DB2); and (iv) the object-oriented databases of the 1990’s (Objectivity).

We are focused on continuing to develop our products. We already have provided a test product to In-Q-Tel, Inc., a private, independent, not-for-profit venture group established by the United States Central Intelligence Agency (CIA). Our contractual arrangement with In-Q-Tel, Inc. also provides for the purchase of CDBMS software licenses for limited number of servers on behalf of In-Q-Tel, and three other federal agencies. This agreement also includes provisions for ongoing support. See “In-Q-Tel Development Agreement”. We also have been awarded a Small Business Innovative Research (SBIR) grant from the Department of the Navy, and we have requests and arrangements to install our current prototype software in a variety of laboratories that work on various government projects and with various national defense contractors. In total, based on the above agreements and/or other arrangements, the prototype software is planned to be installed in the laboratories of six agencies and the US Navy Intelligence Labs. Currently two of the labs have this software installed with others in the installations being arranged. Infobionics Incorporated also has a number of teaming agreements with larger, well-established companies in the information management and technology industries.

Our corporate mailing address is 756 Goodrich Avenue, Saint Paul, MN 55105 and our telephone number there is (651) 221-0965. Our main office is 7700 Equitable Drive, Suite 102, Eden Prairie, Minnesota, 55344 and the telephone number at that office is (952)767-2927. Our website address is http://www.infobionics.com. Information contained in our website is not part of this Prospectus.

Results of Operations for the Years Ended December 31, 2007 and 2006

The following table sets forth our audited statement of operations for the years ended December 31, 2007 and 2006

	2007	2006

SALES	$154,938	$275,000

OPERATING EXPENSES:
Software Engineering (R&D)	$430,756	$4,203
Sales and Marketing Expense	44,274	25,672
Legal and Professional	107,125	20,103
General and Administrative Expenses	166,010	5,077
Contracted Services	594,342	279,383

TOTAL OPERATING EXPENSES	$1,342,507	$334,438

LOSS FROM OPERATIONS	$(1,187,569)	$(59,438)

OTHER INCOME (EXPENSE)
Interest Income	$101,644	$5,133
Interest Expense	(66,028)	(60,653)
Other Income	828	0

TOTAL OTHER INCOME (EXPENSE)	$36,444	$(55,520)
LOSS BEFORE TAXES	$(1,151,125)	$(114,958)

PROVISION FOR INCOME TAXES	0	0

NET LOSS	$(1,151,125)	$(114,958)

Denominator for Basic and Diluted Income (Loss) Per Share – Weighted-Average Shares Outstanding	11,265,781	7,002,874

Net Loss Per Share Basic and Diluted	$(0.10)	$(0.01)

 Sales

The Company generates sales revenue from software license sales and related services. Sales to date have been based upon U.S. federal government contracts. Total sales revenue in fiscal 2007 was $154,938, a decrease of $120,002 from fiscal 2006, which was $275,000. The decrease in revenue was due to our fluctuating contracts with the U.S. government. Based upon our current status, we anticipate that our revenues will continue to fluctuate in fiscal 2008 and fiscal 2009. We expect that revenue from our continuing sales efforts will become much more significant over the next several years.

Operating Expenses

Operating Expenses are comprised primarily of expenses in the Software Engineering (R&D), Sales and Marketing and General and Administrative functions of the Company. Expenses in all areas increased in fiscal 2007 over fiscal 2006 as the Company placed additional focus and effort on establishing, developing, and formalizing the business operations. This included the use of outside contractors in all areas until such time that the Company could formally establish and implement a permanent staffing strategy. Non-personnel related costs increased as the Company placed effort on securing its first government contract in fiscal 2006, continued finalizing patent application documents, and dedicating effort to the Software Engineering (R&D) function.

Included in these expenses are the legal and professional expenses necessary to support the business initiatives as they relate to our internal efforts in the areas of patent documentation, general legal requirements and overall accounting matters.

As shown in our Three-Month financial period comparison (below), the Operating Expenses will continue to rise in fiscal 2008. We anticipate that to continue through the balance of fiscal 2008 and into fiscal 2009 and beyond as the Company builds its infrastructure in support of the business.

Non-Operating Income (Expense), Net. Non-Operating Income (Expense) consists primarily of interest income. For fiscal year 2007, Net Non-Operating Income was $36,444. For fiscal year 2006, Net Non-Operating Expense was ($55,520). The net change in Net Non-Operating Income (Expense) from fiscal year 2006 to 2007 of $91,964 was primarily due to an increase in interest income due to our investment strategy. The 2007 net number includes $101,644 of interest income during the fiscal year. The interest income is due to the ability to invest proceeds from the Private Placement until such time as such funds would be utilized by the business operations. Based on continued use of existing debt, we anticipate that Non-Operating Expense will continue to increase in fiscal 2008 while Non-Operating Income will decrease as we use our funds in the business.

Provision for Income Taxes. For fiscal years 2006 and 2007, we recorded no state, federal or foreign tax provisions due to reported net losses. We expect the same to be the case in fiscal 2008 and fiscal 2009.

Results of Operations for the Three Months Ended March 31, 2008 and 2007

The following table sets forth our statement of operations for the three-month periods ended March 31, 2008 and 2007. This interim statement of operations is unaudited.

	3-Month Periods Ended
	3/31/2008	3/31/2007
	(Unaudited)

SALES	$-	$-

OPERATING EXPENSES
Software Engineering (R&D)	218,473	8,094
Sales and Marketing	25,007	2,897
Legal and Professional	49,410	11,811
General and Administrative	95,119	486
Contracted Service	30,517	156,698
Total Operating Expenses	418,526	179,986

OPERATING LOSS	(418,526)	(179,986)

NONOPERATING INCOME (EXPENSE)
Interest Income	23,750	16,805
Interest Expense	(18,626)	(16,440)
Total Nonoperating Income (Expense	4,944	365

NET LOSS	$(413,582)	$(179,621)

Sales

Historically, the Company generates sales revenue from software license sales and related services on a contract or grant basis. These amounts tend to be periodic and not on a consistent basis.

Total sales revenue in the three-month period ended March 31, 2008 was $0, the same amount of total sales revenue in the three-month period ended in March 31, 2007.

Based upon proposals submitted, we anticipate that our revenues will continue to fluctuate in fiscal 2008. We expect revenue from database software sales will become more significant over the next several years.

Operating Expenses

Operating expenses for the three-month period ended March 31, 2008 were $418,526, an increase of $238,540 over Operating Expenses for the three-month period ended March 31, 2007 of $179,986. These expenses are comprised of our Software Engineering (R&D), Sales and Marketing, and our General and Administrative efforts. The increase was due to the expansion of business operations in support of our product development and commitment to building our cellular data base system. We increased our initiatives in all areas to include establishing our Software Engineering (R&D) facility, continued focus on Sales and Marketing to the U.S. government, and the formalization of the Company through improvement in its internal accounting and reporting systems.

Additionally, the Company developed a staffing strategy that shifted our hiring from independent contractors to full-time dedicated resources. Our independent contractor expenses are decreasing due to this strategy as we find full-time staff to fulfill our needs. We have implemented accounting, human resource, and benefits systems and procedures across the Company as part of that strategy. We will continue to expend resources in these areas, as needed, in order to attract and retain talented professionals. We are striving to be highly competitive in our compensation and benefits offerings in order to attract the necessary key talent.

Included in these expenses are the legal and professional expenses necessary to support the business and its growth as part of its general business requirements and its complexity, as they relate to patent documentation, general legal, and accounting and other regulatory matters.

Based upon our ongoing efforts in these key areas of our business, we anticipate the operating expenses will continue to increase in fiscal 2008 and beyond.

Non-Operating Income (Expense), Net. Non-Operating Income (Expense) consists primarily of interest income for the periods presented. For the three-month period ended March 31, 2008, Net Non-Operating Income (Expenses) was $4,944 and for the three-month period ended March 31, 2007, Net Non-Operating Income (Expenses) was $365. This increase in Net Non-Operating Income (Expenses) of $4,579 was due primarily to our being able to invest stock sale proceeds until needed. Based upon continuing use of existing debt, and a decline in investment interest rates, we anticipate that Net Non-Operating Income (Expense) will become a net expense for the balance of fiscal 2008 and in fiscal 2009.

Provision for Income Taxes. We recorded no state, federal or foreign tax provisions, due to reported net losses for the three-month periods ended March 31, 2008 and 2007. We anticipate that no provision for income taxes will be required for the balance of fiscal 2008 or in fiscal 2009.

Liquidity and Capital Resources

At March 31, 2008, the Company had cash, cash equivalents and certificates of deposit (collectively, “cash”) of $1,848,235, compared to $2,238,331 at December 31, 2007. Accounts receivable at March 31, 2008 were $49,948 compared to $87,017 at December 31, 2007.

Cash decreased by $390,096 for the first three months of fiscal 2008 when compared to year end of fiscal 2007. The majority of this net decrease was the result of cash being utilized to fund business operations. Cash provided by financing activities for the first three months of fiscal 2008 and full year (year end) fiscal 2007, was $0 and $1,777,601, respectively. The net decrease in cash provided by financing activities in the first three months of fiscal 2008 over fiscal year 2007 was primarily due to the fact that the Company has closed out the Private Placement. Therefore, no sales of our common stock occurred pursuant to the Private Placement in the first three months of fiscal 2008.

We expect that the cash balance will fund Infobionics’ operations until early fiscal 2009. Thereafter, we will need additional financing in order to fund our operating losses and other working capital requirements. Currently, we do not have a bank facility or other working capital credit line under which we may borrow funds. We expect to obtain further financing through additional sales of our securities to investors, as well as the exercising of options and warrants by the holder of such options and warrants. We do not, however, have any commitments from any third parties to provide additional financing at this time.

Based on our current cash flow budget, our anticipated minimum cash requirements or capital needs over the next 12 months will be approximately $2.5 to $4.0 million.  The lower end of the range would fund operations as they are today and the higher end of the range would allow us to expand further into areas such as sales and marketing, training, and consulting for our customers.  The high end of the range also allows us to begin the development of our second product release in the next 12 months.  The precise amount within the range will depend on customer acceptance of the product in the marketplace and the necessary functions to support that acceptance.  The significant portion (in excess of 85%) of our cash needs is for personnel and personnel-related costs in the functions of software engineering (R&D); sales and marketing; and in the general and administrative areas that support the business.  The majority of the remaining amount will be used for equipment, software, licensing, and other technologies in support of product development.

Future liquidity and cash requirements will depend on a wide range of factors including the level of business from operations and our ability to raise additional financing. Accordingly, there can be no assurance that we will be able to meet our working capital needs for any future period.

Material Variations – Known Trends or Circumstances

The Company is unaware of any other known trends, events or circumstances which could reasonably have a material impact on the Company’s operations or liquidity other than those presented above. Should the Company fail to secure additional financing in early fiscal 2009, the business itself may need to be curtailed or even cease its operations until such financing can be secured. There are no material commitments for capital expenditures or any other material financial commitments at this time. The Company is dependent upon the acceptance of its product in the market. Until such time, that acceptance cannot be predicted with any certainty. The Company’s product is currently being evaluated by key potential customers. That evaluation may or may not lead to market acceptance. The Company has a unique and patented approach to storing and retrieving all forms of data to include text, video, and other file formats. With an ever increasing demand for effective storage and retrieval of data, the Company feels its product will offer a means to provide those functions in a manner not provided in the market at this time.

Key Performance Measures

The key performance measures that assist the Company in measuring its progress and in evaluating its acceptance in the market include the monitoring and reporting of its cash utilization and sources/uses of cash flow. They also include tracking open contracts, reviewing customer Requests for Proposal, deriving feedback on our customer product evaluations, and monitoring our internal expense budgets to stay within our annual budget parameters. The Company has implemented and maintains effective systems and procedures for project management, accounting, and management reporting. Our system of internal controls is reviewed and evaluated by our outside auditors.

Related Party Transactions

As disclosed in NOTE 4: RELATED PARTY TRANSACTIONS in the Notes to Financial Statements, the Company has notes payable to related parties totaling $357,338 as of December 31, 2007 or the end of fiscal 2007. The details are as follows:

Name	Position	Stockholder	Note(s) Payable 12/31/2007	Type of Note	Interest Rate/Year	Term	Issued in Fiscal Year
John Bjelland	Chairman, CEO, Director	X	$80,000	Demand	15%	Open	2001
John Bjelland	Chairman, CEO	X	$191,206	Demand	12%	Open	2001
Boris Gelfand	Research/Inventor	X	$26,975	Demand	12%	Open	2001
James Bjelland	VP Services & Support, Director	X	$25,623	Demand	12%	Open	2002
Matt Liiste	Secretary	X	$33,534	Demand	12%	Open	2002
TOTAL			$357,338

These notes are payable to initial founders and contributors to the Company. The notes are for monies and services rendered to the Company in its initial stages and some date back to fiscal 2001. They are on-demand formal notes that accrue interest, compounded annually. The interest rates were deemed to be competitive at the time of issue.

Concentrations of Risk

Sales to two customers comprised 100% of total sales volume for the year ended December 31, 2007 ($154,938) and one customer balance comprised 100% of accounts receivable at December 31, 2007. One of the customers, In-Q-Tel, Inc. (“In-Q-Tel”), also is a stockholder of the Company.  Sales to In-Q-Tel comprised 100% of the total sales volume for the year ended December 31, 2006 ($275,000), and 100% of accounts receivable at December 31, 2006. In-Q-Tel, Inc. is a private, independent, not-for-profit venture group established by the U.S. Central Intelligence Agency (CIA). Launched in 1999, In-Q-Tel states that its mission is to identify and invest in companies developing cutting-edge technologies that serve United States national security interests. In connection with the In-Q-Tel Development Agreement entered into between In-Q-Tel and the Company, the Company has issued 23,863 and 51,137 shares of common stock to In-Q-Tel during the years ended December 31, 2007 and 2006, respectively.

The Company has granted three stockholders’ warrants (In-Q-Tel Warrants) that were part of the contractual terms of the Development Agreement with In-Q-Tel. The first In-Q-Tel Warrant has an exercise price of 85% of the private placement shareholder price of $1 per share with a limit of an overall investment of $500,000. This equates to a warrant for 588,235 shares at $.85 per share, which expires April 2011. This warrant includes cashless exercise or conversion rights.  The second and third warrants contain the same terms as the private placement investors for a total of 588,236 shares. One is a callable warrant for 294,118 shares at $2 per share and the other non-callable warrant is for 294,118 shares at $4 per share. These warrants expire June 2009.

Discussion of this In-Q-Tel also presented in NOTE 3 - CONCENTRATIONS OF RISK and NOTE 9 - STOCK WARRANTS in our notes to financial statements presented elsewhere in this prospectus.

Off-Balance Sheet Arrangements

We have no off-balance-sheet arrangements currently in effect or that were in effect during the years ended December 31, 2007 and 2006 and for the three-month period ended March 31, 2008, including, but not limited to, any guarantee contracts that have the characteristics defined in paragraph 3 of FASB Interpretation No. 45 (November 2002), as amended; any retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement, any obligation that could be accounted for as a derivative instrument, or any obligation arising out of a variable interest (as referenced in FASB Interpretation No. 46, as amended). We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors.

Critical Accounting Policies and Estimates

We prepare our financial statements in accordance with accounting principles generally accepted in the United States, which requires management to make certain estimates and apply judgment that affect reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. We base our estimates and judgments on historical experience, current trends, and other factors that management believes to be important at the time the consolidated financial statements are prepared. On an ongoing basis, management reviews our accounting policies and how they are applied and disclosed in our consolidated financial statements. While management believes that the historical experience, current trends and other factors considered support the preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States, actual results could differ from our estimates, and such differences could be material. Our significant accounting policies are described in note 1 of the Notes to our audited Financial Statements for the years ended December 31, 2007 and 2006 included elsewhere in this Prospectus. There have been no changes in our accounting policies or estimates since our incorporation.

Recent Accounting Pronouncements

In September 2006, the FASB issued Statements of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for the Company’s fiscal year beginning January 1, 2008, with an early adoption permitted. The Company is currently evaluating the impact of adopting this standard.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities - including an amendment of SFAS No. 115, which provides all entities, including not-for-profit organizations, with an option to report selected financial assets and liabilities at fair value. The objective of SFAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in earnings caused by measuring related assets and liabilities differently without having to apply the complex provisions of hedge accounting. Certain specified items are eligible for the irrevocable fair value measurement option as established by SFAS No. 159. SFAS No. 159 is effective as of the beginning of the Company’s year beginning after January 1, 2008. The Company is currently assessing the impact of SFAS No. 159 on its financial position, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51. SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for the Company in its fiscal year beginning January 1, 2009. The Company does not believe this statement will have a material impact on its financial position and results of operations upon adoption.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations. SFAS No. 141R establishes the principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS No. 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective for the Company’s fiscal year beginning January 1, 2009. The Company does not believe this statement will have a material impact on its financial position and results of operations upon adoption.

MANAGEMENT

Executive Officers and Directors

Our management team is comprised of senior executives and the inventor of our cellular database technology with deep technical and operational experience and track records in large companies and startups growing and developing high performance teams.

The following table sets forth certain information concerning our directors and executive officers, including their ages as of June 30, 2008:

Name	Age	Position with the Company

John Bjelland	61	Chairman and Chief Executive Officer; Director
Carl Bonta	50	President and Chief Operating Officer; Director
William Brady	55	Chief Financial Officer
James Bjelland	56	Vice President of Services and Support, Director
David Haggerty	56	Vice President of Development
Matthew Liiste	63	Secretary
Michael Brooks	57	Director
Leonard Demers	36	Director

John Bjelland, Chairman & CEO; Director (2000 - current)

John has been our Chairman of the Board and a member of the Board of Directors since 2000, and has been Chief Executive Officer since April 2006. John also served as President of the Company from August 2000 until April 2006.

From 2000 up to the present time, John has worked for the Company on either a part-time basis or a full-time basis. Also, in 2004 and 2005 (when the Company was largely dormant), John, through his wholly-owned consulting company, JBJ Associates, served as VP of Strategic Planning for a division of Tyco with international responsibilities.

John has 2 years of prior startup experience as President & COO of CrossWorks, a VC-funded start-up supplying AS400 (Open RPG) emulation on UNIX and NT. Prior to that, John was a VP of IT for Cargill from 1993 - 2000, Over that period, John frequently had staff in excess of 300 people and annual budgets greater than $50,000,000. John directed Cargill IT strategy, network and office system projects in 60 countries. Additionally, John was the Sector CIO for IT functions in Agriculture and Grain Trading. Prior to Cargill, John was an IT executive and leader at Grand Met and Pillsbury between 1984 and 1993. Previous to 1993, John was CIO at Cenex (a petroleum company) and held senior consulting positions at Arthur Andersen and Coopers & Lybrand. During the above employment periods, John was chief technology officer in Cargill, Grand Met and Pillsbury, John provided leadership and stewardship in all new technology selection processes and assisted in their implementations. John’s education history includes receiving his Ph.D. (ABD) in Economics (Urban and Regional) (1977), and his Masters of Science degrees in both Economics and Finance, from the University of Utah. John received a Bachelor of Science degree in both Economics and Business Administration, with a minor in City Planning, from the University of Wisconsin, River Falls, in 1973.

Carl Bonta, President & Chief Operating Officer; Director  (2002 - current)

Carl joined the Company in November 2002 as Vice President of Sales and Channel Development and was elected to the Board of Directors in April 2005. Since April 2006 Carl has been our President and Chief Operating Officer.

Carl has over 20 years’ executive experience in technology businesses. Carl was a director of marketing and business development for Pilot Software, leading a pioneering development of business intelligence solutions, and where he grew business from $5 million to $20 million in 3 years. His work in executive information systems, multidimensional databases, and data mining garnered several awards. He was VP Operations at startup ClaimPlace Inc., electronic exchange for insurance industry, and Executive Vice President at AonLine Services, Inc., an AON company that built extranet portals for corporate risk managers. Carl implemented BI systems at Ford Motor Company, and developed a data warehouse business unit at Data General. At startup Vality Technology, he managed product planning and development and was instrumental in the acquisition of a competitor that was a critical element in the eventual sale of Vality for $92 million. Carl has a Bachelor of Science degree in Electrical Engineering from Tufts University and an MBA from the Sloan School of Management at M.I.T.

William (Bill) Brady, Chief Financial Officer (2007 - current)

Bill has been our Chief Financial Officer since February, 2007, joining the Company full-time in December, 2007.

From 2002 until becoming our full-time CFO in December 2007, Bill was President and CEO of Brady Consulting Corporation, Inc., providing management consulting and information and technology consulting to industry and government clients. Projects ranged from project management to custom design and coding.

Bill brings over 25 years experience in finance, accounting, management consulting and operations. He has held executive positions in technology companies and in his own businesses. Bill has started two consulting firms, with multiple offices, and has consulted with numerous companies. His experience ranges from small startups to Fortune 500 companies. He has been CEO of his own companies for the past 16 years. Prior to that, Bill was a consulting manager for both local and international consulting firms. He was a consulting manager for Coopers & Lybrand (now PWC Consulting (IBM)) and a senior consultant for Arthur Andersen & Co. (now Accenture). In industry, Bill is a former Corporate Controller and financial officer of ADC Telecommunications, Inc. Bill also was the Director of Government Operations, for ADC Telecommunications, Inc. selling fiber optic and other high technology products and services to the federal government and its agencies. Prior to that, Bill was a staff auditor at National Car Rental. Bill is a Certified Public Accountant (CPA) (inactive) and is certified in Production and Inventory Management (CPIM). Bill has an undergraduate degree in Accounting from Winona State University and an MBA from the Carlson School of Management at the University of Minnesota.

James Bjelland, Vice President of Services and Support; Director (2000- current)

Jim has worked on part-time basis for the Company since 2000. Jim has been our Vice President of Services and Support and a Director since November 2002. From August 2000 to November 2002, Jim was Vice President of Sales and Marketing, and was Treasurer from December 2000 until November 2002. Jim was also Corporate Secretary from August to December 2000.

Jim was cofounder of Elec-Trol and Eltec, companies that distribute and sell products, projects, & services for factory floor automation. From 1982-2004, Jim was President and CEO of Elec-Trol and Eltec, and from 2004 until the present, Jim has served on Head of Engineering for these companies. In addition, from December 2004 through December 2005, Jim has served as CEO of Jasmid, Inc., a company he founded and which provided consulting services to Dunn Edwards Corp., a manufacturer and retail distributor of paints and paint-related products. From January 2006 to the present, Jim has been the Head of Engineering for Dunn Edwards.

Jim grew teams of 10+, sales to $6 MM+ million, and managed projects ranging from $20k - $1MM+ - some enduring for 3 years. His major accounts were with 3M, John Deere, Caterpillar, and Dunn Edwards. Previously Jim was a senior project manager for 3M. He has over 20 years experience of penetrating new markets with novel approaches to computing, especially where IT collides with traditional engineering. More specifically, over 20 years supporting customers with integration services, maintenance and uniquely designed customer support agreements. Jim received a Bachelor of Arts in Mathematics from Bethel College in 1972, a Bachelor of Arts in Mathematics/Physics from Bethel College in 1973, and a Bachelor of Science in Electrical Engineering from the University of Minnesota in 1978.

David M. Haggerty, Vice President of Development (2007 - current)

Dave has been our Vice President of Development since December 2007.

From May 2000 until joining Infobionics in December 2007, David was employed by TestQuest Incorporated, a leader in automated, non-intrusive software product testing for wireless and embedded computer systems. David served as Chief Research Officer and Vice President of Engineering for TestQuest.

David brings over 25 years of experience in the development of advanced computer software products. He has held executive positions in several technology companies including key positions with two startup companies, Apertus and TestQuest, as well as large computer technology firms, including Oracle and Unisys. David has a strong background in project management, organizational development, advanced software development practices, patent development, and outsource/offshore software development. David has a diverse technical background with experience in data cleansing and integration technology for data warehousing and operational system migration, automated test systems for mobile/wireless and embedded devices, automated air-traffic control system for the Federal Aviation Administration (FAA), and digital flight control/management system for the National Aerospace Plane Program (NASP) for National Aviation and Space Administration (NASA). David has B.S degrees in Mathematics and Physics from Bemidji State University (Minnesota).

Mathew Liiste, Secretary (2007 - current)

Matt has been our Secretary since February 2007.

Matt also is the President and an owner of Elec-Trol Automation and has been since 2003. Elec-Trol Automation provides factory automation products and engineering services in the upper-Midwest. Current clients include John Deer, MTS Corp, Synovis Interventional Solutions and Bandag Corp. Matt has an undergraduate degree in Business Administration from the University of Minnesota-Duluth. He will not be devoting his full time to the business of the Company.

Michael Brooks, Director (2000 - current)

Mike was our Vice President of Marketing and Business Development from November 2002 until October 2007. He has been a Director since December 2000, and was Corporate Secretary from December 2000 until April 2005.

From May 2005 until July 2008, Mike also was an IT Staff Specialist of Manufacturing Operations for Chevron Global Refining. Since July 2008, Mike has worked as a venture capital executive for Chevron Technology Ventures.

Mike has 10 years executive experience in startups. Mike was cofounder, board member, and EVP of INDX Software, a 6-year old start up; key role in developing the business, its business plan, and raising funds. He was the inventor, managed product management, marketing, and development, and for the final two years drove sales to secure worldwide contracts with ExxonMobil and Chevron. Mike held senior marketing/technology roles at software companies ObjectAutomation and Wonderware, and before that held management positions at Quadrex (nuclear services), Chevron, and Exxon designing, engineering, and managing IT projects with teams of 5 - 25. Mike holds a Bachelor of Technology in Chemical Engineering from the University of Bradford, England..

Leonard Demers, Director (2007 - current)

Len has been a Director since February 2007.

Len has been President and CEO of Mercer Asset Management, Inc. since 2002, and President and CEO of the Placement Agent (Mercer Capital, Ltd.) since 2004.

Len has over 10 years experience in the financial and banking markets, successfully integrating tax, legal, financial, and estate planning with investment banking for high net worth individuals and entities. Prior to founding Mercer Asset Management and Mercer Capital, he successfully operated First American Securities, a Minneapolis based Broker/Dealer, focusing on the needs of the retired and affluent, and created a tax-free trading platform called the PPIT. As the CEO of Mercer Asset Management, Len oversees all areas of estate planning, advanced asset allocation, economic modeling, tax minimization, insurance strategies, and new client development. In each of the past 3 years, he has overseen revenue growth of over 100% per year. He is a member of the National Investment Banking Association, the Financial Planning Association, and the Million Dollar Round Table. Len attended both the University of St. Thomas, and The University of Minnesota.

In addition, set forth below are biographies for our Chief Scientist and the inventor of our CDBMS technology.

Dr. Jaideep Srivastava, Chief Scientist (2005 - current)

Dr. Srivastava has been our Chief Scientist since April 2005.

Dr. Srivastava has been a full-time professor of Computer Science & Engineering at the University of Minnesota since 2003, and Senior Technology Advisor in the Office of Enterprise Technology (OET) for the State of Minnesota. In addition, since 2003, he has provided technical and strategic advice to a number of small entrepreneurial companies.

He has established and led a laboratory that has conducted research in databases, multimedia systems, and data mining over the past 17 years. He has supervised 23 Ph.D. dissertations and 44 MS theses, and has authored/co-authored over 180 papers in journals and conferences. Dr. Srivastava has an active collaboration with the technology industry, both for research and technology transfer, and is an often-invited participant in technical and technology strategy forums. The US federal government has solicited his opinion on computer science research as an expert witness. Dr. Srivastava’s industry experience includes heading data mining at Amazon.com, and data warehousing, mining, and reporting at Yodlee. He has provided technology and technology strategy advice to a number of large corporations, including Cargill, United Technologies, IBM, Honeywell, 3M, and Persistent Systems. He has served in an advisory capacity to a number of small companies, including Lancet Software. Dr. Srivastava has chaired many research conferences and is on the editorial board of a number of journals. He has been elected a Fellow of the IEEE, and has been appointed a Distinguished Visitor by the IEEE Computer Society. Dr. Srivastava received a Masters of Science and a Ph.D. in Computer Science in 1985 and 1988 respectively from the University of California, Berkeley. Dr. Srivastava received his Bachelor of Science degree in Computer Science from the Indian Institute of Technology (IIT) at Kampur, India in 1983.

Boris Gelfand, Inventor (2000 - current).

Boris was our Treasurer from August to December 2000 and was Vice President, Research, Engineering and Development from August 2000 until March 2003. Boris was also a Director from August to December, 2000, and was a rotating member of the Board of Directors from November 2002 to March 2003. Boris continues to work with Infobionics on a contract basis.

From September 2003 to September 2004, Boris was President of CrossWorks, Inc., a VC-funded start-up supplying AS400 (Open RPG) emulation on UNIX and NT. From October 2004 to September 2005, Boris was President of Attempt4 Inc., a start-up company in the business of developing products for the data warehouse marketplace.

Boris is the original inventor of the Company’s cellular database technology. He has over 20 years in database design and applications implementation. Boris held software engineering positions at Oracle and other firms, and was one of the pioneers in relational database development at Britton Lee, Oracle, and Sybase. Boris has successfully led research efforts in high intensity and difficult IT projects. He nurtured and tested all aspect of this invention over the last dozen plus years. Boris received a Masters of Science degree in Mechanical Engineering from Belarus State University in Minsk, Belarus, in 1968, and a Masters of Science in Computer Science from Belarus State University in 1970.

Board of Directors

There are five (5) members of our Board of Directors, as follows:

●	John Bjelland, Chairman of the Board and Chief Executive Officer

●	Carl Bonta, President and Chief Operating Officer

●	James Bjelland, VP Services and Support

●	Michael Brooks

●	Leonard Demers

Each director holds office until the next Annual Meeting of Shareholders and until his successor is duly elected and qualified. Our executive officers serve at the discretion of the Board of Directors. Other than John Bjelland and James Bjelland, who are brothers, there are no family relationships between any of our directors or executive officers.

Board of Directors’ Meetings and Committees

During calendar year 2007, the Board of Directors held one meeting, and all matters before the Board were approved by unanimous vote of the Board. In addition, the Board members unanimously approved two Actions by Written Consent during calendar year 2007.

The Board of Directors does not have any committees at this time.

Director Attendance at Annual Shareholder Meetings

The Board has not adopted a policy requiring director attendance at the annual shareholders’ meeting; however, directors will be invited to attend.

Involvement in Certain Legal Proceedings

None of our directors, executive officers and control persons has been involved in any of the following events during the past five (5) years:

●   any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●   any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●   being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

●   being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Conflicts of Interest

Please see discussion under “Certain Relationships and Related Transactions”
.
Communications with Directors

Any shareholder wishing to communicate with any of our directors regarding Infobionics may write to the director or directors, c/o John Bjelland, Chairman and CEO, Infobionics Incorporated, 756 Goodrich Avenue Saint Paul, Minnesota 55105. Mr. Bjelland will forward these communications directly to the director(s). Periodically, the independent directors of the Board will review and approve our shareholder communication process to ensure effective communication with shareholders.

Director Compensation

We did not pay any compensation to any non-employee directors during fiscal years 2006 or 2007.

Employee Director Compensation

We have issued warrants to purchase shares of common stock to certain of our directors from time to time. No other compensation has been paid to directors for their services as directors.

D&O Insurance

We provide our Directors with Director and Officer Insurance and is responsible for the payment of the associated fees and premiums and ensuring the policy is kept current and in force.

Director Indemnification

Infobionics has agreed to indemnify, hold harmless, and defend any director against all claims against him/her, his/her heirs, executors or administrators, arising from or connected to his/her service as a director to the fullest extend permissible under Minnesota law. A director is required to immediately notify the chief executive officer and legal counsel of Infobionics orally and in writing upon learning of any actual or threatened claim or legal process and must cooperate fully in any defense or action.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of June 30, 2008, with respect to the beneficial ownership of our common stock by: (i) each director and director nominee of the Company; (ii) each executive officer named in the Summary Compensation Table below; (iii) current directors and executive officers as a group; and (iv) each shareholder known by us to own more than 5% of our stock.

Title of Class	Name of Beneficial Owner	Number of Shares[1]	Percent of Class

Directors and Executive Officers

Common Stock	John Bjelland	3,567,192	28.31%
Common Stock	James Bjelland	1,153,867	9.15%
Common Stock	Leonard Demers[2]	1,006,875	7.99%
Common Stock	Carl Bonta	974,772	7.73%
Common Stock	Michael Brooks	779,390	6.18%
Common Stock	Matt Liiste	61,600	0.49%
Common Stock	William Brady	100,000	0.79%
Common Stock	David Haggerty	85,000	0.67%
All Directors and Executive Officers as a Group[3]		7,728,696	61.31%

5% Stockholders

Common Stock	Boris Gelfand	1,399,575	11.10%

1 Number of shares beneficially owned and the percentage of shares beneficially owned are based on 12,605,510 shares of the Company’s common stock issued and outstanding as of June 30, 2008. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable, or will become exercisable within 60 days of June 30, 2008, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

2Leonard Demers is President and CEO of Mercer Capital, Ltd., the Placement Agent in our recently completed Private Placement. Len has voting power and investment power with respect to 402,750 shares of Common Stock issued to the Placement Agent in connection with the Private Placement and 604,125 shares of Common Stock issuable to the Placement Agent upon exercise of non-callable warrants issued to the Placement Agent in connection with the Private Placement, for a total of 1,006,875 shares.

3Includes 402,750 shares of Common Stock, and 604,125 shares of Common Stock subject to warrants, held by the Placement Agent and attributable to Leonard Demers.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

The following table sets forth information concerning the compensation of our chief executive officer and our other executive officers whose total salary and bonus exceeded $100,000 per year for services rendered in all capacities (including, as applicable, in the capacity as a Director of the Company) to the Company for the last three (3) fiscal years (collectively, the “Named Executive Officers”):

Name & Principal Position	Year	Salary	Bonus	Stock Awards	Options or Warrants[1]	Non-equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation[2]	Total
John Bjelland,
Chairman,	2007	$51,000			—			$96,406	$147,406
CEO & Director	2006	—			216,382			$38,700	$38,700
	2005	—			545,566			—

Carl Bonta,
President,	2007	$58,000			—			$86,400	$144,400
COO & Director	2006	—			327,618			$73,500	$73,500
	2005	—			425,000

William Brady,
Chief Financial	2007	$2,885						$127,305	$130,190
Officer	2006	—						$2,000	$2,000
	2005	—

1 Represents the number of non-callable warrants issued during the referenced year at exercise prices ranging from $0.01 to $0.12 per share. Due to the financial status of the Company at the time of issuance, the warrants issued were deemed by management to be of no value.

2 Represents compensation paid as independent contractors to the Company.

Option and Warrant Grants in Last Fiscal Year

No options or warrants to purchase shares of our common stock were granted to the Named Executive Officers during the fiscal year ended December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End

No Named Executive Officer holds any unexercised stock options, stock awards that have not yet vested, or equity incentive plan as of the end of the fiscal year ended December 31, 2007.

Aggregate Option and Warrant Exercise in last Fiscal Year and Year End Option Values

The following table provides information concerning exercises of warrants to purchase our common stock during the fiscal year ended December 31, 2007 by any of the Named Executive Officers. There were no exercises of stock options by any Named Executive Officers during the fiscal year ended December 31, 2007.

	Shares Acquired on Exercise	Value Realized

John Bjelland, Chairman, CEO & Director	13,281	$1,461

Employment Agreements and Termination and Change of Control Arrangements

There are no employment agreements between the Company and any of its employees, including any of the executive officers named above in the Summary Compensation Table. The Company has, however, provided the executive officers named in the Summary Compensation Table and listed below with offer letters which state the compensation to which each such person is entitled. The offer letters contemplate that each such individual first will work for the Company as an independent contractor and then transition over to employee status in summer 2007 (which has occurred). Set forth below is a summary of the compensation payable to those persons named in the Summary Compensation Table who are executive officers of the Company:

		Rate of	Date	2007 Annual
		Compensation as	Became	Salary
Name	Title	Independent Contractor	an Employee	Rate
John Bjelland	CEO and Chairman	$2,880 per week	8/13/07	$150,000
Carl Bonta	President and COO	$2,880 per week	7/30/07	$150,000
William Brady	CFO	$2,880 per week	12/10/07	$150,000
David Haggerty	VP, Applications Development
		—	9/17/07	$150,000

The Company has entered into Non-competition, Nonsolicitation, Confidentiality and Inventions Agreements with its employees (including any Named Executive Officers) which protect the Company’s confidential information and grant to the Company certain rights with respect to inventions. These Agreements also restrict employees’ rights to compete with us or solicit or induce our employees to terminate their relationships us or otherwise interfere with our relationships with customers, suppliers and others.

Except for our 401(k) Retirement Plan , as of December 31, 2007, there were no agreements between the Company and any of Named Executive Officers that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified contribution plans. In addition, there are no agreements or arrangements that provide for payments to Named Executive Officers at, following or in connection with the resignation, retirement or other termination of such person or a change in control of the Company or otherwise.

401(k) Retirement Plan

The Company offers an employee benefit plan under Section 401(k) of the Internal Revenue Code.  Employees who have attained the age of 18 are immediately eligible to participate. At our discretion, we may match contributions; however, we have not elected to do so in the past and do not have any immediate plans to do so in the near future.

Restricted Stock Plan

On February 27, 2008, the Board of Directors approved a restricted stock plan to provide equity incentives to the Company’s executives, including the Named Executive Officers. One Million (1,000,000) shares of common stock have been reserved for issuance under the Restricted Stock Plan for fiscal year 2008. Thereafter, the Board of Directors will approve the number of shares of common stock to be reserved for issuance under the Restricted Stock Plan on an annual basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Amounts Due from Officers, Directors and Principal Shareholders.

Except for advances of reimbursable expenses, we have made no other loans to executive officers, directors, shareholders or other affiliates. Any such loan must be approved by a majority of those Board members who are independent of and have no interest in the transaction.

Other Relationships

Leonard Demers, one of the Company’s directors, is President, CEO and an owner of Mercer Capital, Ltd., our Placement Agent for the Private Placement. In connection with the Private Placement, we paid the Placement Agent total cash compensation of $523,575 and issued to the Placement Agent 402,750 shares of Common Stock and a non-callable warrant to purchase 604,125 shares of our Common Stock.

In addition, the Company has entered into a Development Agreement with In-Q-Tel, Inc. pursuant to which In-Q-Tel agreed to fund a work program to develop additional functionality in our CDBMS technology and we agreed to provide a number of deliverables to In-Q-Tel. See “In-Q-Tel Development Agreement”. We have received consideration of $330,000 from In-Q-Tel pursuant to the In-Q-Tel Development Agreement. We also have issued a total of 75,000 shares of Common Stock to In-Q-Tel and an affiliate and granted to In-Q-Tel and its affiliate warrants to purchase equity securities in the Company under certain circumstances. In-Q-Tel and its affiliate also have the right to purchase up to a maximum of 147,059 Units, comprised of an aggregate of 588,236 shares of Common Stock, 294,118 Callable Warrants and 294,118 Non-Callable Warrants, at an exercise price equal to $3.40 per Unit (85% of the purchase price of a Unit in the Private Placement), for a maximum investment of $500,000. The shares of our Common Stock, the Callable Warrants and Non-Callable Warrants that In-Q-Tel and its affiliate would receive were it to exercise its rights under the In-Q-Tel Warrants, would be identical in all respects to those included in the Units which were sold in the Private Placement, including, without limitation, the exercise period (in the event the exercise periods vary among the Investor Warrants, the Investor Warrants issued under the In-Q-Tel Warrants will have the same exercise period as the most favorable exercise period provided to any Potential Investor) and exercise prices applicable to the Callable Warrants and the Non-callable Warrants.

The Company has notes payable to related parties totaling $357,338 as of December 31, 2007 or the end of fiscal 2007. The details are as follows:

Name	Position	Stockholder	Note(s) Payable - 12/31/2007	Type of Note	Interest Rate/Year	Term	Issued in Fiscal Year

John Bjelland	Chairman, CEO & Director	X	$80,000	Demand	15%	Open	2001
John Bjelland	Chairman, CEO & Director	X	$191,206	Demand	12%	Open	2001
Boris Gelfand	Research/Inventor	X	$26,975	Demand	12%	Open	2001
James Bjelland	VP, Services & Support, Director	X	$25,623	Demand	12%	Open	2002
Matt Liiste	Secretary	X	$33,534	Demand	12%	Open	2002
			$357,338

These notes are payable to initial founders and contributors to the Company. The notes are for monies and services rendered to the Company in its initial stages and some date back to fiscal 2001. They are demand notes that accrue interest, compounded annually. The interest rates were deemed to be competitive at the time of issue.

Except as described in the preceding paragraphs, we have not entered into any transaction nor are there any proposed transactions in which any director, executive officer, shareholder of Infobionics, or any member of the immediate family of any of the foregoing had or is expected to have a direct or indirect material interest.

Limitation of Liability and Indemnification Matters.

Our Articles of Incorporation (the “Articles”) limit the liability of our directors to the maximum extent permitted by Minnesota law. Minnesota law provides that a corporation’s articles of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in the Minnesota Business Corporation Act, or (iv) any transactions from which the director derived an improper personal benefit. In addition, our bylaws (the “Bylaws”) call for us to indemnify our directors, officers and employees to the fullest extent permitted by law. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity. Our Bylaws call for us to indemnify our directors, officers and employees to the fullest extent permitted by law. We believe that such indemnification covers negligence and gross negligence. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity (subject to certain exclusions), regardless of whether the Bylaws permit indemnification.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Currently there is no public trading market for our common stock, and we have not applied to have our common stock listed on any stock exchange. We intend to engage a market maker, however, to make a market in the Common Stock and to apply to have the Common Stock quoted on the OTC Bulletin Board (“OTCBB”). No trading symbol has yet been assigned to the Company.

Rules Governing Low-Price Stocks

Quotations on the OTCBB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions. Our Common Stock may be subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the Nasdaq system, provided that the exchange or system provides current price and volume information with respect to transaction in such securities. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to make a special suitability determination for the purchaser to receive the purchaser's written consent to the transaction prior to sale, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Common Shareholders of Record

As of December 31, 2007, we had 135 shareholders of record. However, this number does not include any shareholders whose shares may be held in trust by other entities, and the total number of beneficial shareholders of our shares could be greater than the number of shareholders of record. This number also excludes shareholders whose stock may be held in nominee or street name by brokers.

Dividends

We have never paid dividends on our common stock and we do not anticipate doing so in the forseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

In October 2006, the Company adopted a stock option plan (the “Plan”) that includes Incentive Stock Options and Non-Statutory Stock Options in order to enable us to attract and retain qualified employees, directors and consultants. The shares subject to options under the plan are shares of our common stock originally not to exceed 470,000 shares. The Plan provides that the option price for Incentive Stock Options would be no less than 100% of the fair market value of the stock on the date such option is granted and, for Non-Statutory Stock Options the option price will be no less than 85% of the fair market value of the stock on the date such option is granted. The Plan was amended on March 24, 2008 to increase the number of shares of common stock reserved for issuance under the Plan from 470,000 shares to 1,470,000 shares. The Plan, as amended, has been approved by the shareholders of the Company.

The following table provides the specified information as of December 31, 2007 with respect to compensation plans under which equity securities are authorized for issuance, aggregated as follows: (i) all compensation plans previously approved by our shareholders; and (ii) all compensation plans not previously approved by our shareholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights.	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans[1]

Equity compensation plans approved by shareholders	102,500	$0.01 per share	367,500[2]
Equity compensation plans not approved by shareholders	N/A	N/A	N/A
Total	102,500	$0.01	367,500

1Excludes securities to be issued upon exercise of outstanding options, warrants and rights disclosed in the second column of the table.

2Based on 470,000 shares originally reserved for issuance under the Plan. The Plan was amended on March 24, 2008 to increase the number of shares reserved under the Plan to 1,470,000. As a result, as of June 30, 2008, there are 1,367,500 shares remaining available for future issuance under the Plan.

DESCRIPTION OF SECURITIES

Our Articles authorize the issuance of 40,000,000 shares of capital stock, all of which are voting shares of common stock. As of June 30, 2008, we had issued and outstanding a total of 12,605,510 shares of common stock. Our Board of Directors may establish one or more classes or series of capital stock, without shareholder approval (including holders of the Common Stock), with such rights, preferences and privileges as our Board may determine. We have never declared or paid any dividends on our common stock and do not anticipate doing so in the near future. All outstanding shares of common stock are, and any shares of common stock to be issued upon exercise of options and warrants will be, fully paid and non-assessable.

Warrants to Purchase Common Stock

A total of 5,189,861 shares of Common Stock offered by the Selling Security Holders in this Prospectus are offered pursuant to warrants issued in connection with the Private Placement (including the Placement Warrant) and to our initial customer. Subject to certain exceptions, the price for which the warrants are exercisable is subject to adjustment if we issue shares of common stock for less than the exercise price of the warrants at the time such additional shares of our common stock are issued.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Articles eliminate a director’s personal liability to the Company or its shareholders for any monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Minnesota Business Corporations Act, or (iv) for any transaction from which such director derived an improper benefit.

Our Articles also provide that the Company will indemnify to the full extent authorized by law any person, testator or intestate made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or any predecessor of the Company or serves or served any other enterprise as a director or officer at the request of the Company or any predecessor of the Company.

Furthermore, the Articles provide that neither any amendment nor repeal of the provisions providing for indemnification or elimination of personal liability under the Articles nor the adoption of any provision inconsistent with such provisions shall eliminate or reduce the effect of the right of indemnification or elimination of personal liability provided under the Articles in respect of any matter occurring, or any cause of action, suit or claim accruing or arising prior to such amendment, repeal or adoption of an inconsistent provision.

Our Bylaws provide that the Company, to the maximum extent permitted by the Minnesota Business Corporations Act, will indemnify any director, officer or employee whom it shall have power to indemnify against any expenses, liabilities or other matters referred to in or covered by the Minnesota Business Corporations Act.

Additionally, the Articles and the Bylaws also provide that the Company will pay expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company as authorized in the Articles of Incorporation or the relevant section of the General Corporation Law of the State of Minnesota.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of Infobionics, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

INTEREST OF NAMED EXPERTS AND COUNSEL

We have not hired or retained any experts or counsel on a contingent basis, who would receive a direct or indirect interest in our Company, or who is, or was, a promoter, underwriter, voting trustee, director, officer or employee, of Infobionics.

Olsen Thielen & Co., Ltd., has audited our financial statements for the periods ended December 31, 2007 and 2006 and presented its audit report dated July 21, 2008 regarding such audit which is included in this Prospectus with Olsen Thielen & Co., Ltd.'s, consent as an expert in accounting and auditing.

The Law Offices of Kevin J. Keenan, located at 523 W. 6th Street, Suite 626, Los Angeles,  California 90014, has issued an opinion on the validity of the shares of Common Stock offered by this Prospectus, which has been filed as an Exhibit to this Prospectus along with the consent of the Law Offices of Kevin J. Keenan.

LEGAL OPINION

The Law Offices of Kevin J. Keenan has issued a legal opinion as to the validity of the issuance of the shares of Common Stock offered under this Prospectus.

EXPERTS

The financial statements of Infobionics Incorporated as of December 31, 2007 and 2006 and for the years then ended, included in this Prospectus, have been audited by Olsen Thielen & Co., Ltd., independent registered public accounting firm, as indicated in its report with respect thereto, and are included herein in reliance upon the report of such firm given upon the firm’s authority as an expert in accounting and auditing.

INFOBIONICS FINANCIAL STATEMENTS

Infobionics Incorporated

Financial Statements
Together with
Report of Independent Registered Public Accounting Firm
December 31, 2007

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Infobionics Incorporated

We have audited the accompanying balance sheets of Infobionics Incorporated as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. Infobionics Incorporated management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Infobionics Incorporated as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Olsen Thielen & Co., Ltd.

Eden Prairie, Minnesota
July 21, 2008

INFOBIONICS INCORPORATED

BALANCE SHEET
DECEMBER 31, 2007 AND 2006

	2007	2006
ASSETS

CURRENT ASSETS:
Cash and Cash Equivalents	$358,331	$1,562,007
Certificates of Deposits	1,880,000	0
Accounts Receivable	87,017	50,000
Prepaid Expenses	11,553	0

Total Current Assets	2,336,901	1,612,007

PROPERTY AND EQUIPMENT:
Computer Equipment and software	52,422	12,736
Office Furniture and Equipment	2,467	0

Total Property and Equipment	54,889	12,736

Less Accumulated Depreciation	11,916	910

Net Property and Equipment	42,973	11,826

OTHER ASSETS
Patents, Net of Accumulated Amortization of $1,753 in 2007 and $797 in 2006	33,302	27,894

TOTAL ASSETS	$2,413,176	$1,651,727

See Auditor’s Report and Notes to the Financial Statements

	2007	2006
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes Payable, Related Parties	$357,338	$348,970
Accounts Payable	24,518	42,833
Accrued Expenses
Payroll and Taxes	68,650	0
Interest, Related Parties	228,001	171,212
Other	27,849	0

Total Current Liabilities	706,356	563,015

STOCKHOLDERS' EQUITY:
Common Stock, No Par Value, 20,000,000 Shares Authorized, 12,605,510 Issued and Outstanding in 2007 and 10,057,516 Issued Outstanding in 2006	4,510,359	2,741,126
Accumulated Deficit	(2,803,539)	(1,652,414)

Total Stockholders' Equity	1,706,820	1,088,712

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,413,176	$1,651,727

See Auditor’s Report and Notes to the Financial Statements

INFOBIONICS INCORPORATED

STATEMENT OF OPERATIONS
YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

SALES	$154,938	$275,000

OPERATING EXPENSES:
Software Engineering (R&D)	430,756	4,203
Sales and Marketing Expense	44,274	25,672
Legal and Professional	107,125	20,103
General and Administrative Expenses	166,010	5,077
Contracted Services	594,342	279,383

TOTAL OPERATING EXPENSES	1,342,507	334,438

LOSS FROM OPERATIONS	(1,187,569)	(59,438)

OTHER INCOME (EXPENSE)
Interest Income	101,644	5,133
Interest Expense	(66,028)	(60,653)
Other Income	828	0

TOTAL OTHER INCOME (EXPENSE)	36,444	(55,520)

LOSS BEFORE TAXES	(1,151,125)	(114,958)

PROVISION FOR INCOME TAXES	0	0

NET LOSS	$(1,151,125)	$(114,958)

Denominator for Basic and Diluted Income (Loss) Per Share – Weighted-Average Shares Outstanding	11,265,781	7,002,874

Net Loss Per Share Basic and Diluted	$(0.10)	$(0.01)

See Auditor’s Report and Notes to the Financial Statements

INFOBIONICS INCORPORATED

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2007 AND 2006

	Common Stock			Total
	Number of Shares	Amount	Accumulated Deficit	Stockholders’ Equity

BALANCE, December 31, 2005	$4,517,000	$1,000,637	$(1,537,456)	$(536,819)

Issuance of Common Stock	2,018,637	1,689,403	0	1,689,403

Options Exercised	281,500	2,815	0	2,815

Warrants Exercised	3,240,379	48,271	0	48,271

Net Loss	0	0	(114,958)	(114,958)

BALANCE, December 31, 2006	$10,057,516	$2,741,126	$(1,652,414)	$1,088,712

Issuance of Common Stock	2,493,213	1,768,685	0	1,768,685

Options Exercised	41,500	415	0	415

Warrants Exercised	13,281	133	0	133

Net Loss	0	0	(1,151,125)	(1,151,125)

BALANCE, December 31, 2007	$12,605,510	$4,510,359	$(2,803,539)	$1,706,820

See Auditor’s Report and Notes to the Financial Statements

INFOBIONICS INCORPORATED

STATEMENT OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(1,151,125)	$(114,958)
Adjustments to Reconcile Net Loss to Net Cash Used In Operating Activities:
Depreciation and Amortization	11,962	1,707
(Increase) Decrease in Operating Assets
Accounts Receivable	(37,017)	(50,000)
Prepaid Expenses and Other Assets	(11,553)	2,000
Increase (Decrease) in Operating Liabilities
Accounts Payable	(18,315)	9,906
Accrued Expenses
Payroll and Taxes	68,650	0
Interest	56,789	15,142
Other	27,849	0

NET CASH USED BY OPERATING ACTIVITIES	(1,052,760)	(136,203)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of Property and Equipment	(42,153)	(12,736)
Purchases of Certificates of Deposits	(1,880,000)	0
Payments for Patent Costs	(6,364)	(18,386)

NET CASH USED BY INVESTING ACTIVITIES	(1,928,517)	(31,122)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Debt	8,368	26,500
Payments of Debt	0	(39,400)
Proceeds from Issuance of Common Stock	1,769,233	1,740,489

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,777,601	1,727,589

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,203,676)	1,560,264

CASH AND CASH EQUIVALENTS, Beginning of Year	1,562,007	1,743

CASH AND CASH EQUIVALENTS, End of Year	$358,331	$1,562,007

See Auditor’s Report and Notes to the Financial Statements

INFOBIONICS INCORPORATED
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Infobionics Incorporated (the Company) was formed on July 10, 2000 and was engaged in the business of researching and developing a database technology for computer information processing in the commercial marketplace throughout the United States. The Company began making sales and became operational during the year ended December 31, 2006.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost, which approximates fair value.

Certificates of Deposit

Certificates of deposit include short-term interest bearing investments with maturities of less than one year but greater than three months when purchased. These investments are readily convertible to cash and are stated at cost, which approximates fair value.

Accounts Receivable

The Company uses the allowance method to account for bad debts. This method provides allowances for doubtful receivables equal to the estimated losses that will be incurred in the collection of receivables. The Company extends unsecured credit to its customers in the normal course of business. The Company writes off uncollectible accounts after they have exhausted the collection process. Trade receivables are considered to be past due if any portion of the receivable balance is outstanding for more than 30 days beyond terms. No interest is charged on past due trade receivables. There was no allowance as of December 31, 2007 and 2006.

Property and Equipment

Property and equipment are stated at cost. Improvements and replacements are capitalized, while expenditures for maintenance and repairs are expensed when incurred. Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method. Leasehold improvements are amortized using the straight-line method over the lives of the respective leases or the service lives of the improvements, whichever is shorter. The present values of capital lease obligations are classified as long-term debt and the related assets are included in equipment. Amortization of equipment under capital leases is included in depreciation expense. Accelerated methods and rates are used for tax reporting purposes. Future income taxes resulting from depreciation and amortization temporary differences have been provided for.

Patents

The Company has two patents, the first was capitalized in 2006 and the second was capitalized in 2007. These patents relate to the Company’s database technology used for its computer information processing for its customers. Patents are amortized on a straight-line basis over 15 to 20 years. Amortization expense for 2007 and 2006 totaled $956 and $797, respectively. Amortization for each of the succeeding five years is as follows: 2008 - $956; 2009 - $956; 2010 - $956; 2011 - $956 and 2012 - $956.

Advertising

The Company expenses advertising costs as they are incurred. Advertising expense for 2007 and 2006 totaled $0 and $13,800, respectively.

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

Deferred taxes are provided for by the liability method wherein deferred tax assets are recognized for deductible temporary differences and operating losses, tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

On July 13, 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, and Related Implementation Issues (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes (SFAS No. 109). FIN 48 prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest, and penalties, accounting in interim periods, disclosure, and transition. The Company adopted provisions of FIN 48 on January 1, 2007. As a result of the implementation of FIN 48, the Company had no changes in the carrying value of its tax assets or liabilities for any unrecognized tax benefits.

The Company’s policy is to record estimated interest and penalties related to the underpayment of income taxes as income tax expense in the statements of operations. There have been no interest or penalties recognized in the accompanying financial statements.

Financial Instruments

The carrying amount for all financial instruments approximates fair value.

Net Operating Losses

The Company has incurred net operating losses (NOL) each year since its inception. The net operating loss carryforwards as of December 31, 2007 and 2006 are $2,550,000 and $1,495,000, respectively.

The NOL are carried forward for a period of 20 years and will start expiring in 2020.

The Company has a general business credit from its research and development activities for 2007 in the amount of $44,000. The credit may be carried forward for a period of 20 years and will expire on December 31, 2027.

The deferred tax asset has been reserved on the financial statements as there is uncertainty of realizing the deferred tax assets.

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Research and Development

The Company expenses all research and development costs as incurred. Research and development expense incurred for the years ended December 31, 2007 and 2006, was $682,267 and $158,386, respectively.

Income (Loss) Per Share

The Company accounts for income (loss) per share in accordance with Statements on Financial Accounting Standards (SFAS) No. 128, Earnings per Share. Basic income per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the periods presented. Diluted income (loss) per share reflects the potential dilution that could occur if outstanding stock options and warrants were exercised utilizing the treasury stock method. As the Company incurred losses in both 2007 and 2006, no adjustments for stock options or warrants are made because they are anti-dilutive.

Stock Based Compensation

Before 2006, the Company accounted for these plans under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation costs were reflected in operations, as all options granted under those plans had an exercise price equal to the fair value of the underlying common stock on the date of the grant. If the Company had applied the fair value recognition provisions of the Financial Accounting Standards Board (FASB) Statement No. 123, Accounting for Stock Based Compensation, to stock-based employee and director compensation, the value of the options would have been insignificant.

The Company follows the provisions of Statements on Financial Accounting Standards (SFAS) No. 123R, Share–Based Payment (SFAS 123R) effective January 1, 2006. As permitted by SFAS 123R, the Company accounts for stock option awards using the calculated value method. The provisions of SFAS 123R are applicable to options awarded by the Company beginning in 2006. Under SFAS 123R, the Company is required to recognize the compensation expense for options granted in 2006 and thereafter.

Reclassifications

Management has revised the classification of expenses in the operating expense categories as reported in the statement of operations as of December 31, 2006. There was no effect on net loss or loss per share as a result of such expense reclassifications.

NOTE 2 - INCOME TAXES

A reconciliation of the income tax provision (benefit) at the statutory rate of 34% for the years ended December 31, 2007 and 2006 to our effective tax rate is as follows:
	2007	2006

U.S. Statutory Tax Rate	(34)%	(34)%
State Taxes, Net of Federal Benefit	(6)%	(6)%
Research and Development Tax Credits	(4)%	-
Change in Valuation Allowance	44%	40%

Income Tax Provision (Benefit)	-	-

Significant components of the Company’s deferred tax assets (liabilities) as of December 31, 2007 and 2006 are as follows:

	2007	2006
Deferred Tax Assets
Accrual to Cash Basis Differences	$90,000	$67,000
Net Operating Loss Carryforward	1,020,000	610,000
Research and Development Tax Credit Carryforward	44,000	0

Total Deferred Tax Assets	$1,154,000	$677,000

Deferred Tax Liability
Patent Costs	(4,000)	(4,000)
Valuation Allowance	(1,150,000)	(673,000)

Net Deferred Tax Asset (Liability)	$0	$0

NOTE 3 - CONCENTRATIONS OF RISK

Sales to two customers comprised 100% of total sales volume for the year ended December 31, 2007 and one customer balance comprised 100% of accounts receivable at December 31, 2007. One of the customers is also a stockholder of the Company.

Sales to one customer comprised 100% of the total sales volume for the year ended December 31, 2006, and 100% of accounts receivable at December 31, 2006. The customer is a stockholder of the Company.

At times cash and certificates of deposit may be in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit.

NOTE 4 - RELATED PARTY TRANSACTIONS

The Company has notes payable to four stockholders at December 31, 2007 and 2006. These notes are unsecured, due on demand and bear interest as follows at December 31:
	2007	2006

Notes Payable at 15%	$80,000	$80,000
Notes Payable at 12%	277,338	268,970

Total	$357,338	$348,970

Interest expense related to these notes and interest accruals was $66,028 and $60,653 for 2007 and 2006, respectively.

NOTE 5 - SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

The following amounts were paid during the years for:

	2007	2006

Interest	$9,239	$45,511

Income Taxes	$0	$0

NOTE 6 – NONCASH STOCK TRANSACTIONS

In connection with the In-Q-Tel Development Agreement (See Note 9), the Company has issued 23,863 and 51,137 shares of common stock to In-Q-Tel during the years ended December 31, 2007 and 2006, respectively.

402,750 shares of common stock were issued in 2007 in accordance with the terms of compensation for the private placement agent.

Included in contracted sales agent compensation, 6,600 shares of common stock valued at $1 per share were issued upon completion of the terms in 2007.

Shareholders converted $45,511 of accrued interest into common stock in 2006.

NOTE 7 - PRIVATE PLACEMENT MEMORANDUM

At October 10, 2006, the Company offered for sale, to accredited investors only, up to 1,125,000 units of its securities at $4 per unit. Each unit consists of four shares of common stock, two callable common stock warrants and two non-callable common stock warrants. The callable warrants entitle the holder thereof to purchase one share of common stock and are exercisable for a period of 42 months at $2 per share. The non-callable warrants entitle the holder thereof to purchase one share of common stock and are exercisable for 42 months at $4 per share. The callable warrants are callable by the Company at any time after September 1, 2008 if certain conditions are satisfied including, without limitation, if the value of a share of the Company’s common stock equals or exceeds $2 per share. During 2007, 515,000 units were sold. As of December 31, 2006, 491,875 units were sold. Selling fees for the units were 10% of the aggregate gross proceeds up to $450,000 and 3% of the aggregate gross proceeds as non-accountable expenses up to $135,000.

Six months after the Company raised a minimum of $4,000,000 in this offering, it prepared and filed a resale registration statement covering the securities underlying the units sold in the offering with the SEC. In addition, the Company was obligated to ensure that the Resale Registration Statement has been declared effective within six months after the date it was filed with the SEC (subsequently extended to September 15, 2008). Additionally, the six month term could have been extended by the placement agent in monthly increments if the Company is progressing toward the objectives in good faith. The offering was to terminate 120 days after the date of the memorandum but was extended by offering an additional 515,000 units after December 31, 2006. The Company extended its offering through December 21, 2007.

The shares of common stock underlying the units and the issuable warrant shares upon exercise of the warrants had mandatory registration rights since the minimum of $4,000,000 in units were sold by the Company.

At any time after the Company’s shares of common stock have commenced trading in the public market (over-the-counter or otherwise), the Company shall not raise any capital (debt or equity) for up to one hundred eighty (180) days after such trading begins, without first granting to all purchasers of units in the offering (including the purchaser) a right of first refusal, to purchase additional securities of the Company on the same terms and subject to the same conditions contained in any term sheet received by the Company in connection with the sale by the Company of its securities.

NOTE 8 - STOCK OPTION PLAN

The Company has a stock option plan that includes Incentive Stock Options and Non-Statutory Stock Options effective April 2001 to enable the Company and its stockholders to attract and retain persons of ability as employees, directors and consultants. A committee shall select the recipient individuals from Eligible Persons. The committee may either be the Board of Directors or a committee of the Board consisting of two or more directors that are appointed from time to time by the Board. Eligible Persons include individuals who are salaried employees including, without limitation, officers and directors who are also employees of the Company, non-employee directors, or consultants to the Company.

The shares subject to options under the plan are shares of the Company’s authorized common stock, without par value, not to exceed 470,000 shares. The option price should be no less than 100% of the fair market value of the stock on the date of granting of such options for the Incentive Stock Options and 85% of the fair market value of the stock on the date of granting of such options for the Non-Statutory Stock Options. The Company has the authority whether to determine an option will be exercisable in full at any time, from time to time during the term of the option, or in installments not to exceed 10 years. All outstanding options are exercisable and expire May 2011.

The Company has elected to use the Black-Scholes-Merton option pricing model. The fair value of these options was calculated using a risk-free interest rate of 5%, an expected life of five years, an expected volatility of 10% and a dividend rate of 0%. Based on these calculations, management determined the value of these options to be insignificant.

All options are exercisable, and the weighted average time to expiration was 3.35 and 4.35 years at December 31, 2007 and 2006, respectively.

The stock option activity is summarized in the following table:

	2007		2006
	Shares	Weighted- Average Exercise Price	Shares	Weighted Average Exercise Price

Options Outstanding at Beginning of Year	144,000	$0.01	296,500	$0.01

Options Granted	-	-	144,000	0.01

Options Cancelled	-	-	(15,000)	0.01

Options Exercised	(41,500)	0.01	(281,500)	0.01

Options Outstanding at End of Year	102,500	$0.01	144,000	$0.01

NOTE 9 - STOCK WARRANTS

The Company has granted three stockholders’ warrants (In-Q-Tel Warrants) that were part of the contractual terms of the April 19, 2006 agreement with In-Q-Tel. The first In-Q-Tel warrant has an exercise price of 85% of the private placement shareholder price of $1 per share with a limit of an overall investment of $500,000. This equates to a warrant for 588,235 shares at $.85 per share, which expires April 2011. This warrant includes cashless exercise or conversion rights. The second and third warrants contain the same terms as the private placement investors for a total of 588,236 shares. One is a callable warrant for 294,118 shares at $2 per share and the other non-callable warrant is for 294,118 shares at $4 per share. These warrants expire June 2009.

In May 2006, the Company approved warrants to purchase up to 66,781 shares of common stock for the Founders, if and when such Founders loaned additional funds to the Company. Each warrant equals the right to purchase three shares of common stock for each dollar loaned to the Company, with an exercise price of $.12 per share of Common Stock.

The Company issued to the Private Placement Agent a warrant (the Placement Warrant) to purchase an amount of shares of common stock equal to 15% of the aggregate number of shares underlying the units sold in the private placement memorandum (see Note 7). The warrants issued were for 309,000 and 295,125 shares in 2007 and 2006, respectively. The Placement Warrant will be exercisable by the Placement Agent on a cashless basis at $2 per share for a period of five years from the termination of the offering.

All warrants are exercisable, and the weighted average time to expiration is 2.83 and 3.85 years at December 31, 2007 and 2006, respectively.

The stock warrant activity is summarized in the following table:

		2007		2006
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

Warrants Outstanding at Beginning of Year	3,439,096	$2.54	2,680,660	$0.01

Warrants Granted
Warrants Granted with PPM Units	2,060,000		1,967,500
Warrants Granted to Others	37,681		559,719
Warrants Granted to In-Q-Tel	0		1,176,471
Warrants Granted to Placement Agent	309,000		295,125
Total Warrants Granted	2,406,681	2.83	3,998,815	2.19
Warrants Exercised	(13,281)	0.01	(3,240,379)	0.01
Warrants Outstanding at End of Year	5,832,496	$2.66	3,439,096	$2.54

NOTE 10 - LEASE COMMITMENTS

The Company entered into a lease for its principal office on January 29, 2007. The lease term ends January 2010. The lease may be terminated after 24 monthly rent payments have been made with a buyout of $9,885. Building rent expense for the years ended December 31, 2007 and 2006 was $28,061 and $0, respectively.

The following is a schedule by year of future minimum lease payments required under the leases:

Year Ending December 31,	Amount

2008	$33,175
2009	39,120
2010	3,295
Total	$75,590

The lease rent was calculated on an escalating, incremental scale. An accrued expense is recognized when the payment amount is lower than the average monthly rental amount. The monthly rent was computed at an average rate over the life of the lease. The average rent rate is $2,490 per month. The accrued rent expense was $12,849 and $0 at December 31, 2007 and 2006.

NOTE 11 - CONTRACTED SERVICES

The contracted services, which pertain to the other statement of operations’ expense categories, in 2007 and 2006 consist of the following:

	2007	2006

Software Engineering (R&D)	$251,511	$154,183
Sales and Marketing	24,900	76,200
General & Administrative	317,931	49,000

Total	$594,342	$279,383

NOTE 12 – RETIREMENT PLAN

The Company has a defined contribution retirement 401(k) plan in effect for its employees who meet certain age and service requirements. Employees may elect to contribute up to the IRS maximum allowable limit. The Company contributions to the plan are determined annually by the Board of Directors. There were no Company contributions in 2007 or 2006.

NOTE 13 - RECENTLY ISSUED ACCOUNTING STANDARDS

In September 2006, the FASB issued Statements of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for the Company’s fiscal year beginning January 1, 2008, with an early adoption permitted. The Company is currently evaluating the impact of adopting this standard.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities – including an amendment of SFAS No. 115, which provides all entities, including not-for-profit organizations, with an option to report selected financial assets and liabilities at fair value. The objective of SFAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in earnings caused by measuring related assets and liabilities differently without having to apply the complex provisions of hedge accounting. Certain specified items are eligible for the irrevocable fair value measurement option as established by SFAS No. 159. SFAS No. 159 is effective as of the beginning of the Company’s year beginning after January 1, 2008. The Company is currently assessing the impact of SFAS No. 159 on its financial position, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51. SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for the Company in its fiscal year beginning January 1, 2009. The Company does not believe this statement will have a material impact on its financial position and results of operations upon adoption.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations. SFAS No. 141R establishes the principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS No. 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective for the Company’s fiscal year beginning January 1, 2009. The Company does not believe this statement will have a material impact on its financial position and results of operations upon adoption.

NOTE 14 - SUBSEQUENT EVENTS

On February 27, 2008, the Board of Directors approved a Restricted Stock Agreement as an executive equity incentive plan. The Board also approved a Warrant Compensation Plan for the Board members. There are a total of one million shares reserved for these plans.

Effective March 24, 2008 the Company made the following resolutions and changes at its stockholders’ meeting:

1.	The Company increased the shares authorized under the stock option plan to 1,470,000.
2.	The Company increased the number of authorized shares to 40,000,000.

In 2008 the Company began incurring costs on a third patent. No date of approval or capitalization has been determined.

INFOBIONICS INCORPORATED
BALANCE SHEET
MARCH 31, 2007 AND 2008
AND DECEMBER 31, 2007

ASSETS

	| Unaudited |	| Audited |	| Unaudited |
	3/31/2007	12/31/2007	3/31/2008

CURRENT ASSETS:
Cash and Cash Equivalents	$1,476,265	$358,331	$1,048,235
Certificates of Deposit	-	1,880,000	800,000
Accounts Receivable	-	87,017	49,948
Prepaid Expenses	2,500	11,553	17,487
Total Current Assets	1,478,765	2,336,901	1,915,670

EQUIPMENT:
Computer Equipment and Furniture	13,336	54,889	54,889
Less Accumulated Depreciation	1,366	11,916	15,766
Net Equipment	11,970	42,973	39,123

PATENTS, NET	28,852	33,302	34,095

TOTAL ASSETS	$1,519,587	$2,413,176	$1,988,888

LIABILITIES AND STOCKHOLDERS' EQUITY

	| Unaudited |	| Audited |	| Unaudited |
	3/31/2007	12/31/2007	3/31/2008

CURRENT LIABILITIES:
Notes Payable, Related Parties	$348,970	$357,338	$357,338
Accounts Payable	53,419	24,518	16,171
Accrued Interest, Related Parties	178,413	228,001	246,627
Other Accrued Expenses	3,330	96,499	75,514
Total Current Liabilities	584,132	706,356	695,650

STOCKHOLDERS’ EQUITY:
Common Stock, No Par Value	2,767,490	4,510,359	4,510,359
Accumulated Deficit	(1,832,035)	(2,803,539)	(3,217,121)
Total Stockholders’ Equity	935,455	1,706,820	1,293,238

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,519,587	$2,413,176	$1,988,888

INFOBIONICS INCORPORATED
STATEMENT OF OPERATIONS
FOR THREE MONTH INTERIM PERIODS
ENDED MARCH 31, 2007 AND 2008
AND YEAR ENDED DECEMBER 31, 2007

	|Unaudited|	| Audited |	|Unaudited|
	3 months ended 3/31/2007	FY 2007 ended 12/31/2007	3 months ended 3/31/2008

SALES	$—	$154,938	$—

OPERATING EXPENSES
Software Engineering (R&D)	8,094	430,756	218,473
Sales and Marketing	2,897	44,274	25,007
Legal and Professional	11,811	107,125	49,410
General and Administrative	486	166,010	95,119
Contracted Services	156,698	594,342	30,517
Total Operating Expenses	179,986	1,342,507	418,526

OPERATING LOSS	(179,986)	(1,187,569)	(418,526)

NONOPERATING INCOME (EXPENSE)
Interest Income	16,805	101,644	23,570
Interest Expense	(16,440)	(66,028)	(18,626)
Other Income (Expense)	—	828	—
Total Nonoperating Income (Expense)	365	36,444	4,944

NET LOSS	$(179,621)	$(1,151,125)	$(413,582)

INFOBIONICS INCORPORATED
STATEMENT OF CASH FLOWS
FOR THREE MONTH INTERIM PERIOD
ENDED MARCH 31, 2008
AND YEAR ENDED DECEMBER 31, 2007

	|Unaudited |	|Audited |
	3 months ended 3/31/2008	FY 2007 ended 12/31/2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(413,582)	$(1,151,125)
Adjustments to Reconcile Net Loss to Net Cash
Used In Operating Activities:
Depreciation and Amortization	4,196	11,962
Changes in Assets and Liabilities:
Accounts Receivable	37,069	(37,017)
Prepaid Expenses	(5,934)	(11,553)
Accounts Payable	(8,347)	(18,315)
Accrued Interest	18,626	56,789
Other Accrued Expenses	(20,985)	94,499
Net Cash Used In Operating Activities	(388,957)	(1,052,760)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Equipment	—	(42,153)
(Purchases) Sales of Certificates of Deposit	1,080,000	(1,880,000)
Patents	(1,139)	(6,364)
Net Cash Provided By (Used In) Investing Activities	1,078,861	(1,928,517)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Notes Payable	—	8,368
Proceeds from Issuance of Common Stock	—	1,769,223
Net Cash Provided By Financing Activities	—	1,777,601

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	689,904	(1,203,676)

CASH AND CASH EQUIVALENTS, Beginning of Year (Period)	358,331	1,562,007

CASH AND CASH EQUIVALENTS, End of Year (Period)	$1,048,235	$358,331

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash Payments for Interest	$—	$9,239

INFOBIONICS INCORPORATED

NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 1 – NO FOOTNOTE DISCLOSURES

There is no footnote disclosure to the interim financial statements presented since it would duplicate the disclosure contained in the most recent audited annual report. There has been no change in significant accounting policies and practices. There have been no material events that would impact the Company’s disclosure since the end of the year. In management’s opinion, the accompanying interim financial statements contain all material adjustments, consisting of normal recurring adjustments which are necessary to fairly present the operating results for the respective periods.

NOTE 2 – CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with our independent registered public accounting firm, Olsen Thielen & Co., Ltd., on any accounting and financial disclosure or any other matter.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Articles of Incorporation eliminate a director’s personal liability to the Company or its shareholders for any monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under applicable sections of Minnesota Business Corporations Act, or (iv) for any transaction from which such director derived an improper benefit.

Our Articles of Incorporation also provide that the Company shall indemnify to the full extent authorized by law any person, testator or intestate made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or any predecessor of the Company or serves or served any other enterprise as a director or officer at the request of the Company or any predecessor of the Company.

Furthermore, the Articles of Incorporation provide that neither any amendment nor repeal of the provisions providing for indemnification or elimination of personal liability under the Articles of Incorporation nor the adoption of any provision inconsistent with such provisions shall eliminate or reduce the effect of the right of indemnification or elimination of personal liability provided under the Articles of Incorporation in respect of any matter occurring, or any cause of action, suit or claim accruing or arising prior to such amendment, repeal or adoption of an inconsistent provision.

Our Bylaws provide that the Company, to the maximum extent permitted by the General Corporation Law of the State of Minnesota, including, without limitation, to the fullest extent permitted by the General Corporation Law of the State of Minnesota (as that Section may be amended and supplemented from time to time), indemnify any director, officer or trustee which it shall have power to indemnify against any expenses, liabilities or other matters referred to in or covered by that Section. The Bylaws further provide that such indemnification (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement or vote of Shareholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) shall continue as to a person who has ceased to be a director, officer or trustee and (iii) shall inure to the benefit of the heirs, executors and administrators of such a person. Pursuant to the Bylaws the Company’s obligation to provide indemnification under the Bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Company or any other person.

Additionally, the Articles of Incorporation and the Bylaws, respectively, also provide that the Company shall pay expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company as authorized in the Articles of Incorporation or the relevant section of the General Corporation Law of the State of Minnesota, respectively.

See also the undertakings set out in response to Item 28 below.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of our costs and expenses in connection with the registration of the securities being registered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimates. None of the costs shown below will be borne by the Selling Security Holders.

SEC registration fees	$495
Accounting fees and expenses	25,000
Legal fees and expenses	50,000
Miscellaneous expenses	2,500
Total	$77,995

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

Since January 1, 2005, the Company has issued the following securities in the following described transactions:

• Between February 2005 and December 2005, we issued warrants to purchase an aggregate of 1,779,566 shares of our common stock to officers, directors, Company founders and independent contractors providing services to the Company. The warrants were exercisable at $0.01 per share.

•  Between May 5, 2006 and July 11, 2006, we issued warrants to purchase an aggregate of 574,500 shares of our common stock to officers, directors, Company founders and independent contractors providing services to the Company. The warrants were exercisable at prices ranging from $0.01 per share to $0.12 per share.

•  On May 5, 2006, we issued an aggregate of 3,463,634 shares of our common stock to officers, directors, Company founders and independent contractors providing services to the Company pursuant to the exercise of warrants and stock options. The warrants and options were exercised at prices ranging from $0.01 per share to $0.12 per share.

•  On May 5, 2006, we issued options to purchase an aggregate of 144,000 shares of our common stock to independent contractors providing services to the Company. The options are exercisable at $0.01 per share.

•  On October 16, 2006, we issued In-Q-Tel and the In-Q-Tel Employees Fund, LLC, an aggregate of 51,137 shares of our common stock and in December 2006, we issued In-Q-Tel and the In-Q-Tel Employees Fund, LLC, a callable warrant to purchase an aggregate of 294,118 shares of our common stock and a non-callable warrant to purchase an aggregate of 294,118 shares of our common stock at exercise prices ranging from $2.00 per share for the callable warrants and $4.00 per share for the non-callable warrants. These warrants were issued in connection with a Development Agreement entered into between the Company and In-Q-Tel.

•  In December 2006, we issued an aggregate of 25,500 shares of our common stock to officers, directors and independent contractors providing services to the Company pursuant to the exercise of warrants. The warrants were exercised at prices ranging from $0.01 per share to $0.12 per share.

•  In January 2007, we issued an aggregate of 14,388 shares of our common stock to John Bjelland, our CEO, pursuant to the exercise of warrants. The warrants were exercised at an exercise price of $0.01 per share.

•  On July 31, 2007, we issued 41,500 shares of our common stock to an independent contractor for services provided to the Company pursuant to an exercise of stock options. The stock options were exercised at an exercise price of $0.01 per share.

•  On December 20, 2007, we issued 6,600 shares of our common stock to an independent contractor for services rendered to the Company.

•  On December 20, 2007, we issued In-Q-Tel and the In-Q-Tel Employees Fund, LLC, an aggregate of 23,863 shares of our common stock in connection with a Development Agreement entered into between the Company and In-Q-Tel.

•  On December 26, 2007, we issued Mercer Capital, Ltd., the placement agent for our recently-completed private placement, an aggregate of 402,750 shares of our common stock for its placement services rendered to the Company.

•  In December 2007, we issued Mercer Capital, Ltd., a non-callable warrant to purchase 604,125 shares of our common stock at an exercise price of $2.00 per share. This warrant was issued to Mercer Capital Ltd. for services rendered in connection with our private placement.

•  Between October 2006 and December 31, 2007, we issued the following securities to 113 accredited investors (as defined in Rule 501 of Regulation D) in a private placement: (i) 4,027,500 shares of our common stock (ii) callable warrants for 2,013,750 shares of our common stock; and (iii) non-callable warrants for 2,013,750 shares of our common stock.

•  In connection with the above-described private placement, in December 2007 we issued to Mercer Capital, Ltd., our placement agent in the private placement, 402,750 shares of our common stock and non-callable warrants to purchase 604,125 shares of our common stock.

All of the above offerings and sales were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.  No advertising or general solicitation was employed in offering any of the securities.  All certificates evidencing the securities issued in such transactions bear restrictive legends as securities issued in non-registered transactions that may only be resold in compliance with applicable federal and state securities laws. The applicable subscription documents relating to such transactions contained acknowledgments by the purchaser of such securities that the securities being acquired had not been registered, were restricted securities, could only be resold in compliance with applicable federal and state securities laws and the certificates evidencing such securities would bear restrictive legends.

ITEM 27. EXHIBITS

Exhibit
No.	Description

3.1	Amended and Restated Articles of Incorporation of Registrant*

3.2	Amendment to Amended and Restated Articles of Incorporation of Registrant*

3.3	Bylaws of Registrant*

3.4	Amendment to Articles of Incorporation, filed May 28, 2008

4.1	Form of Specimen Stock Certificate*

5.1	Opinion of Law Offices of Kevin J. Keenan as to the legality of the shares of Common Stock

10.1	Form of Common Stock Purchase Warrant (Callable) between Registrant and the Securities Holders identified in the Prospectus which is a part of this Registration Statement*

10.2	Form of Common Stock Purchase Warrant (Non-Callable) between Registrant and the Securities Holders identified in the Prospectus which is a part of this Registration Statement*

10.3	Form of Securities Purchase Agreement between Registrant and the Securities Holders identified in the Prospectus which is a part of this Registration Statement*

10.4	Form of Registration Rights Agreement between Registrant and the Securities Holders identified in the Prospectus which is a part of this Registration Statement*

10.5	Placement Agent Term Sheet between Registrant and Mercer Capital Ltd., dated June 24, 2006*

10.6	Compensation Letter, dated June 13, 2007, from Registrant to John Bjelland, CEO and Chairman of the Board*

10.7	Compensation Letter, dated January 1, 2007, from Registrant to Carl Bonta, President and Chief Operating Officer*

10.8	Compensation Letter, dated May 1, 2007, from Registrant to William Brady, Chief Financial Officer*

10.9	Compensation letter, dated September 5, 2007, from Registrant to David Haggerty, Vice President of Applications Development*

10.10	2000 Stock Option Plan, as amended

10.11	Form of Incentive Stock Option Agreement

10.12	Form of Non-Statutory Stock Option Agreement

10.13	Restricted Stock Plan

10.14	Form of Restricted Stock Agreement

10.15	Development Agreement, dated April 21, 2006, between In-Q-Tel, Inc. and the Registrant, as amended by Amendment No.1, dated October 18, 2006, and Amendment No.2, dated August 1, 2007+

23.1	Consent of Law Offices of Kevin J. Keenan (filed with Exhibit 5.1)

23.2 24.1	Consent of Olsen Thielen & Co., Ltd. Power of Attorney*

* +	Previously Filed Portions omitted pursuant to a request for confidential treatment.

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee “table in the effective registration statement; and

(iii) To include any additional or changed material information with respect to the plan of distribution.

2. That, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be an initial bona fide offering thereof.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant in the purchaser.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6. The undersigned Registrant hereby undertakes that:

(i) For the purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(ii) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7. That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the Registrant is relying on Rule 430B:

(A) Each Prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed Prospectus was deemed part of and included in the registration statement; and

(B) Each Prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of Prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the Prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that Prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the Registrant is subject to Rule 430C, each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of St. Paul, State of Minnesota, as of August __, 2008.

INFOBIONICS INCORPORATED,
a Minnesota corporation

By:	/s/	John Bjelland
John Bjelland
Chairman and Chief Executive Officer
(principal executive officer)

By:	/s/	William Brady
William Brady
Chief Financial Officer (principal financial and principal accounting officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Name	Title	Date

/s/ John Bjelland	John Bjelland	Chairman and Chief	August __, 2008
Executive Officer; Director
(principal executive officer)
/s/ Carl Bonta*	Carl Bonta	President and Chief	August __, 2008
Operating Officer; Director

/s/ William Brady*	William Brady	Chief Financial Officer	August __, 2008
(principal financial and principal accounting officer)
(principal financial and principal accounting officer)

/s/ James Bjelland*	James Bjelland	Vice President, Services and	August __, 2008
Support; Director

  *By power of attorney